                                                                    EXHIBIT 99.2
                      [Bank of Southern Oregon Form 10-KSB
                      for the year ended December 31, 1999
              filed with the Federal Deposit Insurance Corporation]



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                                                                    EXHIBIT 99.2

                      FEDERAL DEPOSIT INSURANCE CORPORATION
             Registration, Disclosure and Securities Operations Unit
                             Division of Supervision
                              550 17th Street, N.W.
                             Washington, D.C. 20429

                                   FORM 10-KSB

[ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

[   ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
        EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999
                         FDIC CERTIFICATE NUMBER: 32975

                             BANK OF SOUTHERN OREGON
             (Exact name of registrant as specified in its charter)

OREGON                                                                93-1007653
(State of Incorporation)                        (IRS Employer Identification No)

                            1455 East McAndrews Road
                              Medford, Oregon 97504
                    (Address of principal executive offices)

                                 (541) 776-7480
                         (Registrant's telephone number)

Securities registered pursuant to 12(b) of the Act: None

Securities registered pursuant to 12(g) of the Act:  Common Stock, no par value

Check whether the registrant (1) has filed all reports required to be filed by
Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes   X   No ___

Check if there is no disclosure of delinquent filers in response to item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this form 10-KSB or any amendment to this Form 10-KSB. ( )

The issuer's revenues for its most recent fiscal year were $12,608,000.

The aggregate market value of the voting stock held by non-affiliates was $27,867,658, based on the closing price at March 17, 2000 of $6.75.

The number of shares outstanding of each of the registrant's classes of common stock, as of March 17, 2000 was 4,857,540 shares of Common Stock, without par value.

DOCUMENTS INCORPORATED BY REFERENCE: NONE

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                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This annual report includes forward-looking statements within the meaning of the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the beliefs of the Bank's management and on assumptions made by and information currently available to management. All statements other than statements of historical fact, regarding the Bank's financial position, business strategy and plans and objectives of management for future operations of the Bank are forward-looking statements. When used herein, the words "anticipate," "believe," "estimate," "expect," and "intend" and words or phrases of similar meaning, as they relate to the Bank or management, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to (i) projections of revenues, income or expenses, earnings per share, capital expenditures, dividends, capital structure and other financial items, (ii) statements of the plans and objectives of the Bank or its management, or Board of Directors, including the introduction of new products or services, plans for expansion, acquisitions or future growth, or estimates or predictions of actions by customers, vendors, competitors or regulatory authorities, (iii) statements of future economic performance, and (iv) statements of assumptions underlying other statements about the Bank and its business. Although the Bank believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those indicated by the forward-looking statements. These risks and uncertainties include the Bank's ability to maintain or expand its market share, net interest margins, or implement its marketing and growth strategies. Further, actual results may be affected by the Bank's ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; general trends in the banking industry and the regulatory environment, as they relate to the Bank's cost of funds and returns on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. The reader is advised that this list of risks is not exhaustive and should not be construed as any prediction by the Bank as to which risks would cause actual results to differ materially from those indicated by the forward-looking statements.


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

PART I

         Note: the Registrant has elected to use the disclosure format called for by Alternative 2 for Part I of Form 10-KSB which calls for the information required by Items 6-11 of Model B of Form 1-A.

ITEM 1.  DESCRIPTION OF BUSINESS

         GENERAL

         Bank of Southern Oregon (the "Bank") is an Oregon state-chartered bank which began operations in June 1990. The Bank's deposits are insured by the FDIC up to applicable maximums. The Bank offers its customers a broad range of banking services, including checking, savings and negotiable order of withdrawal
(NOW) accounts; money market accounts; time certificates of deposit, commercial loans, real estate loans and various types of consumer loans; safe deposit facilities and travelers' checks.

         The Bank engages in a general commercial banking business in southern Oregon, offering commercial banking services principally to small and medium-sized businesses, professional and retail customers. The Bank has developed and continues to monitor and update a marketing program to attract and retain consumer accounts, and to offer banking services and facilities compatible with the needs of its customers. With population and income levels in the Bank's primary trade area expected to grow, management believes that consumer lending will represent an increasingly significant lending opportunity for the Bank, and it intends to pursue this opportunity aggressively.

         The Bank's loan services include operational and working capital loans; loans to finance capital purchases; term business loans; residential construction loans; selected guaranteed or subsidized loan programs for small businesses; professional loans; consumer installment loans to purchase automobiles, boats, aircraft and for home improvement and other personal expenditures. Although the Bank has made agricultural loans, it currently has no significant agricultural loans.

         The Bank is a state-chartered bank organized under Oregon law in 1989, and engages in commercial banking activities through its main office located at 1455 E. McAndrews Road, Medford, Oregon and through its branch offices at 2600
E. Barnett Road, Medford, Oregon and 300 East Pine, Central Point, Oregon and its loan production office located at 503 Airport Road, Medford, Oregon. The Bank offers its customers a broad range of banking services, including checking, savings and negotiable order of withdrawal ("NOW") accounts; money market accounts; time certificates of deposit; commercial loans, real estate loans and various types of consumer loans; safe deposit facilities and traveler's checks.

         The trade area from which the Bank obtains its customers is generally within 30 miles from the Bank's offices in Medford, including the communities of Ashland, Central Point, Eagle Point, Jacksonville, White City, Phoenix and Talent. Medford is the fourth largest city in the state of Oregon and is the center for commerce, medicine and transportation in southwestern Oregon.


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         MARKET AREA

         The Bank's trade area is those portions of Jackson and Josephine Counties that are within approximately 30 miles of the Bank's Medford headquarters, including the communities of Ashland, Central Point, Eagle Point, Jacksonville, White City, Phoenix and Talent. Medford is the fourth largest city in the state of Oregon and is the center for commerce, medicine and transportation in southwestern Oregon. The principal industries in the area include lumber and wood products, manufacturing and agriculture. Other manufacturing segments include electrical equipment and supplies, computing equipment, printing and publishing, fabricated metal products and machinery, and stone and concrete products. In the non-manufacturing sector, significant industries include the recreation, wholesale and retail trades, as well as medical care, particularly in connection with the growing retirement community in the Medford area.

         INDUSTRY OVERVIEW

         The commercial banking industry continues to undergo increased competition, consolidation and change. Non-insured financial service companies such as mutual funds, brokerage firms, insurance companies, mortgage companies and leasing companies are offering alternative investment opportunities for customers' funds or lending sources for their needs. Banks have been granted extended powers to better compete including the limited right to sell insurance and securities products, but the percentage of financial transactions handled by commercial banks has dropped steadily. Although the amount of deposits in banks is remaining steady, such deposits represent less than 20% of household financial assets compared to over 35% twenty-five years ago. This trend represents a continuing shift to stocks, bonds, mutual funds and retirement accounts.

         Nonetheless, commercial banks are reducing costs by consolidation and exploring alternative ways of providing bank products. Although new community banks continue to be organized, bank mergers substantially outstrip formations. In the last dozen years, the number of commercial banks has dropped from 14,000 to 9,500, and this trend is expected to continue.

         To more effectively and efficiently deliver its products, banks are opening in-store branches, installing more automated teller machines ("ATMs") and investing in technology to permit telephone, personal computer and internet banking. While all banks are experiencing the effects of the changing environment, the manner in which banks choose to compete is increasing the gap between larger super-regional banks, committed to becoming national or regional "brand names" providing a broad selection of products at low cost and with advanced technology, and community banks which provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve.

         BUSINESS PLAN

         The Bank engages in a general commercial banking business in Southern Oregon offering commercial banking services principally to small and medium-sized businesses, professional and retail customers. The Bank has developed and continues to monitor and update a marketing program to attract and retain consumer accounts, and to offer banking services and facilities compatible with the needs of such customers. Given the anticipated increases in population and income within the Bank's primary trade area, there appears to be market potential in the consumer lending area. The Bank also intends to provide long-term real estate financing for owner-occupied residential real estate to be marketed on the secondary market.

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         The Bank lends to applicants whose demands for funds falls within the
Bank's lending limit. Loan services include: operational and working capital loans; loans to finance capital purchases; term business loans; residential construction and long-term loans; agricultural loans; selected guaranteed or subsidized loan programs for small businesses; professional loans; consumer installment loans to purchase automobiles, boats, aircraft and for home improvement and other personal expenditures.

         PRODUCTS AND SERVICES

         The Bank offers a full array of financial products to meet the banking needs of its market area and targeted customers. To ensure the ongoing viability of its product offerings, the Bank regularly examines the desirability and profitability of existing and potential new products.

         Deposit Products. The Bank has a traditional array of deposit products, including non-interest checking accounts, interest-bearing checking and savings accounts, money market accounts and certificates of deposit. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities.

         Commercial Loans. The Bank offers specialized loans for its business and commercial customers, including equipment and inventory financing, real estate construction loans and SBA loans for qualified businesses. Commercial lending is the primary focus of the Bank's lending activities and a significant portion of the loan portfolio. For regulatory reporting purposes, a substantial portion of the Bank's commercial loans are designated as real estate loans since they are secured by mortgages and trust deeds on real property. Such loans may be made for purpose of financing commercial activities, such as accounts receivable, equipment purchases and leasing. One of the Bank's objectives is to diversify its loan portfolio with additional focus on accounts receivable and working capital loans.

         Real Estate Loans. Real estate loans are available for construction of residential owner-occupied and rental properties. Borrowers can choose from a variety of fixed and adjustable rate options and terms. Real estate loans reflected in the loan portfolio are in large part loans made to commercial customers that are secured by real property.

         Consumer Loans. The Bank provides loans on a secured or unsecured basis to individual borrowers for a variety of purposes, including personal, home improvements, revolving credit lines, autos, boats, and recreational vehicles.

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         COMPETITION

         There are many bank, savings bank, savings association and credit union offices located within the Bank's primary market area. Many of the competitor institutions are branches of larger institutions headquartered outside of the Medford area. In addition to banks, savings banks, savings associations and credit unions, the Bank competes with finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Many competitors are larger and have substantially greater resources than the Bank, which offer those competitors advantages such as the ability to price services at lower, more attractive levels and the ability to provide larger credit facilities than the Bank is able to provide. Many of these competitors are more geographically diversified than the Bank and are therefore less vulnerable than the Bank to adverse changes in the local economy. Some competitors also offer products and services that are not offered by the Bank. And some of the competitors are not subject to the same kind and amount of regulatory restrictions and supervision to which the Bank is subject. Because the Bank is a community bank that is considerably smaller than other commercial lenders, the Bank's legal lending limit does not allow it to make commercial loans in amounts many competitors can offer. The Bank may from time to time accommodate loan volumes in excess of its lending limit through the sale of participations in loans to other banks.

         The banking industry has been changing for many reasons. Industry consolidation through mergers and acquisitions has increased the level of competition among financial institutions and other financial service organizations. Additionally, recent legislative and regulatory changes could have the effect of increasing competition even more. For example, Congress' recent elimination of many restrictions on interstate branching could have the effect of increasing competition from large banks headquartered outside of southwestern Oregon. Congress' even more recent repeal of the Glass-Steagall Act (which had separated the commercial and investment banking industries) and elimination of the barriers between the banking and insurance industries can be expected to make competition even more intense. See, "SUPERVISION AND REGULATION." Additionally, the percentage of household financial assets held in the form of deposits has been shrinking. Banking customers have been investing a growing portion of their financial assets in stocks, bonds, mutual funds and retirement accounts.

         To more effectively and efficiently deliver banking products and services, banks are opening in-store branches, installing more automated teller machines (ATMs) and investing in technology to permit telephone, personal computer and internet banking. While all banks are experiencing the effects of the changing environment, the manner in which banks choose to compete is increasing the gap between large super-regional and national banks, on one hand, and community banks on the other. Large institutions are committed to becoming national or regional "brand names," providing a broad selection of products at low cost and with advanced technology, while community banks provide most of the same products but with a commitment to personal service and with local ties to the customers and communities they serve. The Bank seeks to take competitive advantage of its local orientation and community banking profile. It competes for loans principally through responsiveness to customers and its ability to communicate effectively with them and understand and address their needs. The Bank competes for deposits principally by offering customers personal attention, a variety of banking services, attractive rates and strategically located banking facilities. The Bank seeks to provide high quality banking service to professionals and small and mid-sized businesses, as well as individuals, emphasizing quick and flexible responses to customer demands.

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         EMPLOYEES

         As of December 31, 1999, the Bank had a total of 71 full-time equivalent employees. None of the employees are subject to a collective bargaining agreement. The Bank considers its relationship with its employees to be good.

         YEAR 2000 IMPACT

         The Bank addressed Year 2000 issues following the guidelines established by the Federal Financial Institutions Examination Council ("FFIEC"). FFIEC guidelines required the Bank to assess risks and analyze those systems, software and services provided by third-party vendors. The Bank's project plan successfully addressed the five phases FFIEC identified as critical to Year 2000 readiness.

         The Banks Year 2000 Task Force consisted of members from the Board of Directors, in addition to senior bank officers. The Task Force met monthly to review progress and reported monthly to the Board of Directors. During 1998, the Bank spent approximately $12,000 and during 1999 spent an additional $100,000 in preparation for Year 2000.

         The Bank experienced no adverse affects due to the change of dates from 1999 to 2000. The Bank expects no complications in the future due to significant date changes.

LENDING

         LOAN PORTFOLIO COMPOSITION AND ACTIVITY. The Bank makes commercial loans, construction loans for residential owner-occupied and rental properties, and secured and unsecured consumer installment loans. Commercial and real estate-based lending has been the primary focus of the Bank's lending activities. One of the Bank's objectives is to diversify its commercial loan portfolio with additional focus on accounts receivable and working capital loans, and to expand its consumer loan portfolio.

         The Bank offers specialized loans for business and commercial customers, including equipment and inventory financing, real estate construction loans and Small Business Administration loans for qualified businesses. A substantial portion of the Bank's commercial loans are designated as real estate loans for regulatory reporting purposes because they are secured by mortgages and trust deeds on real property. Loans of that type may be made for purpose of financing commercial activities, such as accounts receivable, equipment purchases and leasing, but they are secured by real estate to provide the Bank with an extra measure of security. Although these loans may be secured in whole or in part by real estate, they are treated in the discussions to follow as commercial loans. The Bank's consumer installment loans include secured or unsecured loans to individual borrowers for a variety of purposes, including personal, home improvements, revolving credit lines, autos, boats, and recreational vehicles.

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         The following tables sets forth the composition of the loan portfolio in dollar amounts and in percentages at December 31, 1999, 1998 and 1997, along with a reconciliation to loans receivable, net.

                                                                      AT DECEMBER 31,
                                                     --------------------------------------------------
                     (Dollars in thousands)               1999              1998             1997
                                                     ----------------   -------------    --------------

             Type of loan:
                Commercial......................     $       22,303     $     30,599     $      25,557
                Real estate construction........             25,416           24,879            26,308
                Real estate - other.............             60,758           39,037            35,987
                Installment.....................              4,033            5,002             4,586
                                                      -------------     ------------      ------------
             Total loans........................            112,510           99,517            92,438

             Less:
                Deferred loan fees..............                485              466               359
                Reserve for loan losses.........              2,396            2,278             1,079
                                                       ------------     ------------      ------------
             Net loans..........................     $      109,629     $     96,773     $      91,000
                                                       ============     ============      ============
             Net loans as a percent of total assets            68.1%            65.9%             68.6%

         The following table presents maturity information for the loan portfolio at December 31, 1999. The table does not include prepayments or scheduled principal repayments.

                                                                  AT DECEMBER 31, 1999
                                      ------------------------------------------------------------------------------
                                                            REAL            REAL
                                                           ESTATE         ESTATE -
       (Dollars in thousands)           COMMERCIAL       CONSTRUCTION       OTHER        INSTALLMENT       TOTAL
                                      ---------------    ------------    ------------    -----------    ------------

Amount due:
  In one year or less *..........     $      16,453      $      16,414     $     23,586  $      1,631   $    58,083
  After one year through five years           3,754              5,017           21,843         2,117        32,731
  After five years...............             2,097              3,984           15,330           285        21,696
                                      -------------      -------------    -------------  ------------   -----------
           Total amount due......     $      22,303      $      25,416    $      60,758  $      4,033   $   112,510
                                      =============      =============    =============  ============   ===========

* Loans due on demand and overdrafts are included in the amount due in one year or less. The Bank has no loans without a stated schedule of repayment or a stated maturity.

         The following table shows the dollar amount of all loans due after December 31, 1999 that have pre-determined interest rates and the dollar amount of all loans due after December 31, 1999 that have variable

                 (Dollars in thousands)                FIXED RATES        VARIABLE RATES         TOTAL
                                                     ---------------    -----------------    -------------

          Commercial.............................    $       8,829      $         13,475     $      22,303
          Real estate construction...............           15,875                 9,541            25,416
          Real estate - other....................           29,009                31,749            60,758
          Installment............................            3,510                   524             4,033
                                                      ------------        --------------      ------------
                     Total.......................    $      57,222      $         55,288     $     112,510
                                                      ============        ==============      ============

         COMMERCIAL LOANS AND COMMERCIAL REAL ESTATE LOANS. The Bank's commercial loan services include accounts receivable, inventory and working capital loans; renewable operating lines of credit; loans to finance capital equipment; term business loans; short-term notes; selected guaranteed or subsidized loan programs for small businesses; loans to professionals; and commercial real estate loans.

         Although a risk of nonpayment exists for all loans, certain specific types of risks are associated with various types of loans. One of the primary risks associated with commercial loans is the risk that the commercial borrower might not generate sufficient income to repay the loan. To control this risk, the Bank attempts to assess carefully the quality of the borrower's management. The Bank also does not lend to start-up businesses, and the Bank generally requires personal guarantees and secondary sources of repayment, such as real estate collateral. In the process of considering a commercial loan application, the

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Bank reviews the financial statements of the commercial borrower, appraisals of the collateral and other documentation in order to determine

                  - whether there will be sufficient income to cover payments on the proposed loan as well as other existing debt of the commercial loan applicant,
                  - whether the collateral is of adequate liquidation value, and
                  - whether the applicant has a good payment history and is capable of performing the requirements of the loan.

         Other reviews and analyses are undertaken as appropriate, depending upon the complexity of the credit request.

         Real estate is commonly a material component of collateral for the Bank's loans, including commercial loans. Although the expected source of repayment of these loans is generally the operations of the borrower's business or personal income, real estate collateral provides an additional measure of security. Risks associated with loans secured by real estate include fluctuating land values, changing local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic area.

         Commercial real estate loans primarily include owner-occupied commercial properties occupied by the proprietor of the business conducted on the premises, and income producing or farm properties. Although the Bank has made agricultural loans, it currently has no significant agricultural loans. The primary risks of commercial real estate loans is loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. The Bank mitigates commercial real estate risk by making the majority of commercial real estate loans on owner-occupied properties. The Bank's underwriting standards also require a minimum of 3 consecutive years of income equal to or greater than 1.2 times combined debt service, insurance and taxes from the owner or occupier or from rental income. In addition, the maximum loan-to-value ratio is 75%.

         The Bank's commercial real estate loans are priced in relation to the prime rate. These loans generally have note terms of 5 to 15 years, amortizing over a term of 15 to 20 years. Although commercial and commercial real estate loans generally bear somewhat more risk than single-family residential mortgage loans, commercial and commercial real estate loans tend to be higher yielding, tend to have shorter terms and generally provide for interest-rate adjustments as prevailing rates change. Accordingly, commercial and commercial real estate loans enhance a lender's interest rate risk management and, in management's opinion, promote more rapid asset and income growth than a loan portfolio comprised strictly of residential real estate mortgage loans.

         At December 31, 1999, commercial loans that were more than 90 days delinquent or nonaccruing totaled $1,729,000 in aggregate outstanding balances, or 7.8% of the commercial loan portfolio. At December 31, 1999, real estate loans that were more than 90 days delinquent or nonaccruing totaled $88,000 in aggregate outstanding balances, or 0.1% of the real estate loan portfolio.

         REAL ESTATE CONSTRUCTION. The Bank originates several different types of loans that it categorizes as construction loans, including

                  - residential construction loans to borrowers who will occupy the premises upon completion of construction,
                  -        residential construction loans to builders,

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                  -        commercial construction loans, and
                  -        real estate acquisition and development loans.

         Because of the complex nature of construction lending, these loans are generally recognized as having a higher degree of risk than other forms of real estate lending. The Bank mitigates its risk on construction loans by generally lending funds to customers who have been pre-qualified for long-term financing and who are using contractors acceptable to the Bank. The Bank's fixed-rate and adjustable-rate construction loans provide for the same interest rate terms on the construction loan and on the permanent mortgage loan that follows completion of the construction phase, provided that the borrower pays at origination of the loan an additional one percentage point of the total loan amount in the case of fixed-rate construction loans, and one-half percentage point in the case of adjustable-rate construction loans.

         The Bank makes construction loans for single-family residences to borrowers who will occupy the home following completion of construction, or "owner-built" construction. These loans are typically made with a six- to nine-month construction term. Upon completion of construction, the loans convert to permanent mortgage loans with regularly amortizing principal and interest payments, usually over a fifteen- to thirty-year term. These owner-built construction loans are made with both fixed and adjustable interest rates.

         The Bank also lends to builders for the construction of single-family residences as models or under contract for sale. Builder construction loans are typically six to nine months in duration, and are usually made with adjustable interest rates from one to one and one-half percent above the Bank's prime rate. Loans for the acquisition and development of residential and commercial acreage are made with adjustable rates that are one to two percentage points above the Bank's prime rate. Acquisition and development loans are typically made with terms of one to two years.

         The Bank makes construction loans to individuals and businesses for the purpose of constructing commercial properties. These loans are ordinarily made with a 6- to 12-month construction term. Upon completion of the project, commercial construction loans convert to permanent commercial loans with regularly amortizing principal and interest payments, generally on the same terms as a commercial real estate loan. Adjustable-rate commercial construction loans generally are made with interest rates that adjust every three to five years. Variable-rate commercial construction loans generally are made with interest rates that vary according to changes in the Bank's prime rate, with interest rates ranging generally from one-half to one point over prime.

         At December 31, 1999, real estate construction loans with outstanding balances more than 90 days delinquent or nonaccruing amounted to $996,000, or 3.9% of the real estate construction loan portfolio.

         INSTALLMENT LOANS. The Bank's installment loans include secured or unsecured loans to individual borrowers for a variety of purposes, including personal, home improvements, revolving credit lines, autos, boats, and recreational vehicles. The Bank does not currently do any indirect lending. Unsecured consumer loans carry significantly higher interest rates than secured loans. The Bank maintains a higher loss reserve for consumer loans, while maintaining strict credit guidelines when considering consumer loan applications.

         The Bank's home equity loan policy generally allows for a loan of up to 80% of a property's appraised value less the principal balance of the outstanding first mortgage loan. The interest rate



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

generally ranges from prime to one and one-half percentage points over the prime rate, depending on the size of the loan. Home equity loans are repayable monthly, with the monthly payment calculated as one and one-half percent of the outstanding balance. The Bank's home equity loans generally have terms of ten to fifteen years, with borrowing permitted in the first five to ten years, respectively, and the last five years being dedicated solely to repayment of the loan.

         In addition to home equity loans, the Bank also offers installment loans for the purchase of automobiles and for other consumer purposes. Automobile loans are made with fixed interest rates with a term of two to five years. Installment loans are made for other consumer purposes, generally on a secured basis, with fixed interest rates and terms ranging from one to ten years. The Bank also provides overdraft protection to checking account depositors, but only if the checking account is linked to another account from which the Bank may debit funds to pay the overdraft.

         The Bank underwrites consumer installment loans in a manner designed to assure compliance with applicable regulations and the Bank's underwriting standards. Payment history on applicants is very important on these smaller loans, and is checked through in-house records as well as credit bureaus. On automobile loans, the value of the collateral is checked through the N.A.D.A. book (the "blue book") or another valuation service. The borrower's income must be adequate to cover all of his or her debt payments and other monthly payment obligations, including the proposed loan.

         At December 31, 1999, the Bank had approximately $4.0 million in its installment loan portfolio, representing 3.7% of total loans. Installment loans totaling approximately $15,000 were over 90 days delinquent or nonaccruing on that date, representing 0.4% of the installment loan portfolio.

         LOAN SOLICITATION AND PROCESSING. Loan originations are developed from a number of sources, including continuing business with depositors, other borrowers and real estate developers, solicitations by the Bank personnel and walk-in customers.

         When a loan request is made, the Bank reviews the application, as well as credit bureau reports, appraisals, financial information, verifications of income, and other documentation concerning the creditworthiness of the borrower, as applicable to each loan type. The Bank's underwriting guidelines are set by senior management. Loan applications are generally processed and underwritten by designated loan officers. Residential real estate loans are underwritten consistent with FNMA and FHLMC standards, but exceptions are made on a case-by-case basis.

         At the time of an application for a residential mortgage loan, an appraisal of the property and a borrower credit report are ordered. In addition, the borrower's employment, income and financial information are obtained and verified. When all of the necessary information is received, the information is reviewed and analyzed with reference to the Bank's underwriting worksheet, which includes pertinent data such as debt-to-income ratios, the loan-to-value ratio, credit history highlights and details concerning funds available for down payment and closing costs.

         At the time of application for a commercial loan, a commercial loan officer obtains financial information of the borrower, including business financial statements and, as appropriate, personal financial statements and income tax records. In those circumstances in which real estate will serve as collateral for the commercial loan, an appraisal is ordered as well. Credit reports are obtained for individual borrowers, and Dun and Bradstreet reports are ordered for business borrowers. If the borrower has had previous borrowings from or deposit accounts with the Bank, payment and balance histories are reviewed as well. The commercial loan officer analyzes the financial information and assesses the borrower's ability to repay the proposed loan. The commercial loan officer will also generally visit the business location or, in the case of real estate, inspect the property. Individual officers have authority to approve loans in amounts up to specified lending limits without the approval of the Loan Committee or Executive Committee. Applications for loans in excess of the officers' lending limits require approval of the Loan Committee or Executive Committee.

         INCOME FROM LENDING ACTIVITIES. The Bank earns interest and fee income from its lending activities. The Bank receives fees for originating loans, which fees, net of origination costs, are amortized over the life of the respective loan. The Bank also receives loan fees related to existing loans, including late charges. Income from loan origination and commitment fees and discounts varies with the volume and type of loans and commitments made and with competitive and economic conditions. Note 1 to the Consolidated Financial Statements included herein contains a discussion of the manner in which loan fees and income are recognized for financial reporting purposes.

NONPERFORMING LOANS

         A loan is considered by the Bank to be nonperforming when it is 90 days or more delinquent or, if sooner, when the Bank has determined that repayment of the loan in full is unlikely. Generally, unless loan collateral is a one- to four-family residential dwelling, interest accrual ceases in 90 days (but no later than the date of acquisition by foreclosure, voluntary deed or other means) and the loan is classified as nonperforming. A loan placed on nonaccrual status may or may not be contractually past due at the time the determination is made to place the loan on nonaccrual status, and it may or may not be secured. When a loan is placed on nonaccrual status, it is the Bank's policy to reverse interest previously accrued but uncollected and charge it against current income. Interest later collected on the nonaccrual loan is credited to loan principal if, in management's opinion, full collectibility of principal is doubtful.

         The procedures for addressing delinquencies in commercial loans can vary from one loan to the next, depending on a variety of factors. Late charges generally do not apply to commercial loans. With payments generally due on the first of each month, a commercial borrower will be contacted if a loan payment has not been received by the tenth day of the month. Late charges on consumer installment loans are assessed if a payment is not received by the 10th day following the due date. Immediately thereafter, any borrower whose payment was not received by this time is mailed a past due notice. Credit card statement processing is undertaken by a third party under contract with the Bank. Past due notices are generated automatically, depending on the stage of delinquency of the cardholder, with charge-off occurring after 120 days. As of December 31, 1999 no credit card loans were nonperforming. Late charges on residential mortgages are assessed if a payment is not received by the 15th day after the due date. Immediately thereafter, any borrower whose payment was not received by this time is mailed a past due notice. The borrower will be contacted by telephone if the delinquency continues to the 30th day. When an advanced stage of delinquency appears on a single-family loan (generally about the 60th day of delinquency) and if repayment cannot be expected within a reasonable amount of time or a repayment agreement has not been entered into, the Bank contacts an attorney and requests that the required notice of foreclosure or repossession proceedings be prepared and delivered to the borrower in order that, if necessary, foreclosure proceedings may be initiated promptly.

         When the Bank acquires real estate through foreclosure, voluntary deed, or similar means, it is classified as "other real estate owned" until it is sold. On December 31, 1999, other real estate owned amounted to $1,209,000. When property is acquired in this manner, it is recorded at the lower of cost (the unpaid principal balance at the date of acquisition) or fair value. Any resulting write-down is charged to expense. All costs incurred from the date of acquisition to maintain the property are expensed. "Other real estate owned" is appraised during the foreclosure process, before acquisition. Losses are recognized for the amount by which the book value of the related mortgage loan exceeds the estimated net realizable value of the property.

         Certain potential problem loans that management believes are adequately secured and for which no material loss is expected are not categorized as nonperforming loans. Loans of this type are considered problem loans because certain circumstances known to management could cause the borrowers to be unable to comply with the existing loan repayment terms at some future date. At December 31, 1999 potential problem loans totaled approximately $2,828,000.

         The Bank had nonaccrual loans of $2,772,000 at December 31, 1999, $4,946,000 at December 31, 1998 and $2,246,000 at December 31, 1997. Interest
income that would have been recognized on nonaccrual loans if such loans had performed in accordance with contractual terms totaled $410,000 in 1999, $720,000 for the year ended December 31, 1998, and $250,000 for the year ended December 31, 1997. Interest income recognized on such loans during all of the periods was insignificant.

         The following table summarizes nonperforming assets by category.

                                                                               DECEMBER 31,
                                                             --------------------------------------------------
                     (Dollars in thousands)                       1999              1998              1997
                                                             ---------------    --------------    -------------

     Commercial:
        Nonaccrual......................................      $       1,682       $     2,311      $      1,324
        Past due 90 days or more(1) ....................                 47                --             1,511
     Real estate construction:
        Nonaccrual .....................................                996             1,159                --
        Past due 90 days or more(1) ....................                 --                --               213
     Real estate - other:
        Nonaccrual .....................................                 88             1,468               922
        Past due 90 days or more(1) ....................                 --                --               175
     Installment:
        Nonaccrual .....................................                  6                 8                --
        Past due 90 days or more(1) ....................                  9                 0                 4
                                                              --------------      -----------      ------------
           Total nonperforming loans ...................              2,828                --                --
     Other real estate owned ...........................              1,209             4,946             4,149
                                                              --------------      -----------      ------------
           Total nonperforming assets ..................      $       4,037                73               257
                                                              =============       ===========      ============
     Loans outstanding, net.............................      $     109,629       $     5,019      $      4,406
     Nonperforming loans to total net loans.............                2.6%      $    96,773      $     91,000
     Nonperforming assets to total assets ..............                2.5%              5.1%              4.6%
     Reserve for loan losses to total loans.............               2.13%              3.4%              3.3%
     Reserve for loan losses to nonperforming loans ....               84.7%             2.29%             1.17%
                                                                                         46.1%             26.0%

(1) Represents accruing loans delinquent greater than 90 days that are considered by management to be well secured and that are in the process of collection.

         Impaired loans include all nonaccrual and restructured commercial and real estate loans. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial interest rate, the fair value of the collateral of an impaired collateral-dependent loan or an observable market price. Interest income on impaired loans is recognized on a cash-basis method. The investment in loans for which impairment had been recognized totaled $2,772,000 as of December 31, 1999 and $4,946,000 as of December 31, 1998. At
December 31, 1999, the total reserve for loan losses related to impaired loans was $836,000.

RESERVE FOR LOAN LOSSES. The amount of the reserve for loan losses is based on a variety of factors, including:

                  - management's analysis of risks inherent in the various segments of the loan portfolio;

                  - management's assessment of known or potential problem credits that have come to management's attention during the ongoing analysis of credit quality;

                  - estimates of the value of underlying collateral and guaranties;

                  - legal representation regarding the potential outcome of pending legal actions for collection of loans and related guaranties;

                  -        historical loss experience; and

                  -        current economic conditions and other factors.

         If actual circumstances and losses differ substantially from management's assumptions and estimates, the reserve for loan losses might not be sufficient to absorb all future losses. Net earnings would be adversely affected if that occurred. Loan loss estimates are reviewed periodically. Adjustments, if any, are reported in earnings in the period in which they become known. In addition, the Bank maintains a portion of the loan loss reserve to cover inherent losses that have not been specifically identified.

         Although management believes that it uses the best information available to make such determinations and that the reserve for loan losses was adequate at December 31, 1999, future adjustments could be necessary if circumstances or economic conditions differ substantially from the assumptions used in making the initial determinations. A downturn in the local Oregon economy and employment could result in increased levels of nonperforming assets and charge-offs, increased loan loss provisions and reductions in income. Additionally, as an integral part of the examination process bank regulatory agencies periodically review the Bank's reserve for loan losses. The banking agencies could require the recognition of additions to the loan loss reserve based on their judgment of information available to them at the time of their examination.

         The following is a summary of the Bank's loan loss experience and selected ratios for the periods presented.

                                                   YEAR ENDED DECEMBER 31,
                                         -------------------------------------
(Dollars in thousands)                       1999          1998          1997
                                         ---------     ---------     ---------

Reserve balance, beginning of period .   $   2,278     $   1,079     $     936

Loans charged off:
   Commercial ........................        (675)         (452)       (1,388)
   Real estate construction ..........           0             0            (4)
   Real estate - other ...............         (34)          (98)         (121)
   Installment .......................         (31)           (9)         (103)
                                         ---------     ---------     ---------
      Total loans charged off ........        (740)         (559)       (1,616)


Recoveries of loans previously charged
off: .................................          51           106            25
   Commercial ........................           0             0             0
   Real estate construction ..........         167             0             0
   Real estate - other
   Installment .......................           0             0             2
                                         ---------     ---------     ---------
      Total recoveries ...............         218           106            27
                                         ---------     ---------     ---------


Net loans charged off ................         522           453         1,589
Provision charged to operations ......         640         1,652         1,731
                                         ---------     ---------     ---------
Reserve balance, end of period .......   $   2,396     $   2,278     $   1,079
                                         =========     =========     =========

Loans outstanding:
   Average ...........................   $  97,673     $ 100,229     $  88,611
   End of period, net ................   $ 112,510     $  99,518     $  92,437
Ratio of reserve for loan losses to
loans ................................        2.13%         2.29%         1.17%
       Outstanding at end of period ..         0.5%          0.5%          1.8%
Net charge-offs to average loans

         The following table sets forth the allocation of the Bank's reserve for loan losses by category and the percent of loans in each category to total loans at the dates indicated. The Bank allocates its reserve for loan losses to each loan classification based on relative risk characteristics. Specific allocations represent losses that are analyzed from current credit circumstances and available information. Unallocated portions of the reserve are intended to compensate for the subjective nature of the determination of losses inherent in the overall loan portfolio. Because the total loan loss reserve is a valuation reserve applicable to the entire loan portfolio, the portion of the reserve allocated to each loan category does not represent the total available for future losses that may occur within that loan category.

                                                                       At December 31,
                                      -------------------------------------------------------------------------
                                                1999                    1998                    1997
                                      -----------------------  -----------------------  -----------------------

                                                   Percent of               Percent of               Percent of
                                        Amount    Total Loans    Amount    Total Loans   Amount     Total Loans
                                        ------    -----------    ------    -----------   ------     -----------

AT THE END OF PERIOD ALLOCATED TO:
Type of loan:
     Commercial ...................   $     907        19.8%   $   1,195        30.8%   $     324        27.6%
     Real estate construction .....         552        22.6%         425        25.0%         395        28.5%
     Real estate - other ..........         764        54.0%         531        39.2%         228        38.9%
     Installment ..................          14         3.6%          16         5.0%          17         5.0%
     Unallocated ..................         159         -- %         111         -- %         115         -- %
                                      ---------   ---------    ---------   ---------    ---------   ---------
Total .............................   $   2,396       100.0%   $   2,278       100.0%   $   1,079       100.0%
                                      =========   =========    =========   =========    =========   =========

         As of December 31, 1999, the Bank's specific allocation of its reserve for loan losses for commercial and real estate construction loans related primarily to loans on nonaccrual status. Specific allocation of loan loss reserves for other real estate loans related to loans for which management believes the borrower might be unable to comply with loan repayment terms, based on reasons identified by management, even though the loans are not in nonaccrual status. In addition, supporting collateral might not be adequate to recover loan amounts if foreclosure and subsequent sale of collateral become necessary.

         CLASSIFIED ASSETS. FDIC regulations governing classification of assets require nonmember commercial banks -- including the Bank -- to classify their own assets and to establish appropriate general and specific allowances for losses, subject to FDIC review. The regulations are designed to encourage management to evaluate assets on a case-by-case basis and to discourage automatic classifications. Assets classified as watch, substandard or doubtful must be evaluated by management to determine a reasonable general loss reserve, which is included in total capital for purposes of the Bank's risk-based capital requirement but which is not included in Tier 1 capital or in capital under generally accepted accounting principles. Assets classified as loss must either be written off or reserved for by a specific allowance, which is not counted toward capital for purposes of any of the regulatory capital requirements. As of December 31, 1999 classified assets were as follows:


                                                       December 31,
                        --------------------------------------------------------------------------
                                 1999                     1998                     1997
                        ----------------------   -----------------------  ------------------------
                                    Percent of                Percent of               Percent of
(DOLLARS IN THOUSANDS)    Amount   Total Loans     Amount    Total Loans    Amount     Total Loans
                          ------   -----------     ------    -----------    ------     -----------

Classified loans:
   Watch ............   $     106         0.1%   $     181         0.2%   $       0         0.0%
   Substandard ......         812         0.7%         331         0.3%         156         0.2%
   Doubtful .........         600         0.5%          19         0.0%          49         0.1%
   Specific reserve .           0           0%         973         1.0%           0         0.0%
                        ---------   ---------    ---------   ---------    ---------   ---------
           Total ....   $   1,518         1.3%   $   1,504         1.5%   $     205         0.3%
                        ---------   =========    =========   =========    =========   =========

         The borrowers on a $1.2 million commercial loan made by the Bank became insolvent in early 1998. The entire amount of the debt was personally guaranteed by another individual. The Bank is seeking to enforce the guaranty in state court. For financial reporting purposes and for regulatory reporting purposes, $600,000 has been specifically allocated for in the Bank's December 31, 1999 reserve for loan losses. Although the guarantor has raised defenses to the Bank's attempt to enforce the guaranty, management believes that there is valid evidence and documentation to enforce this guaranty and is vigorously prosecuting the claim. However, the Bank can give no assurance that its efforts to enforce the guaranty will be successful. Management uses the best information available in reserving for loan losses and believes that the reserve for loan losses is adequate at December 31, 1999. Future adjustments, however, may be necessary and net earnings could be negatively affected if circumstances differ substantially from the assumptions used in making the initial determinations.

INVESTMENTS

         Investment securities provide a return on residual funds after lending activities. Investments may be in interest-bearing deposits, U.S. Government and agency obligations, state and local government obligations and government-guaranteed, mortgage-backed securities. The Bank generally does not invest in securities that are rated less than investment grade by a nationally recognized statistical rating organization. A goal of the Bank's investment policy is to limit interest-rate risk.

         All securities-related activity is reported to the Board of Directors. General changes in investment strategy are required to be reviewed and approved by the Board. Senior management can purchase and sell securities in accordance with the Bank's stated investment policy.

         Management determines the appropriate classification of securities at the time of purchase. If management has the intent and the Bank has the ability at the time of purchase to hold a security until maturity or on a long-term basis, the security is classified as held-to-maturity and is reflected on the balance sheet at historical cost. Securities to be held for indefinite periods and not intended to be held to maturity or on a long-term basis are classified as available-for-sale. Available-for-sale securities are reflected on the balance sheet at their market value.

         The following table sets forth the amortized cost and estimated market value of the Bank's investment portfolio at the dates indicated.

                                 AT DECEMBER 31,

                                 ----------------------------------------------------------------------------------
                                                   1999                                         1998
                                ----------------------------------------   ----------------------------------------
                                                 GROSS        ESTIMATED                     GROSS        ESTIMATED
                                  AMORTIZED    UNREALIZED       MARKET      AMORTIZED    UNREALIZED       MARKET
    (DOLLARS IN THOUSANDS)          COST         LOSSES         VALUE         COST      GAINS (LOSSES)     VALUE
                                -----------   -----------    -----------   -----------   -----------    -----------

AVAILABLE FOR SALE:
U.S. Government securities ..   $         0   $         0    $         0   $ 2,378,622   $       216    $ 2,378,838
U.S. Government agency
securities ..................    22,826,663      (781,464)    22,045,199     3,054,541        (1,337)     3,053,204
Oregon municipal securities .             0             0              0             0             0              0
                                -----------   -----------    -----------   -----------   -----------    -----------
           Total ............    22,826,663      (781,464)    22,045,199     5,433,163        (1,121)     5,432,042

HELD TO MATURITY:
U.S. Government securities ..   $         0   $         0    $         0   $         0   $         0    $         0
U.S. Government agency
securities ..................             0             0              0             0             0              0
                                -----------   -----------    -----------   -----------   -----------    -----------
           Total ............             0             0              0             0             0              0
                                -----------   -----------    -----------   -----------   -----------    -----------
TOTAL INVESTMENT SECURITIES .   $22,826,663   $  (781,464)   $22,045,199   $ 5,433,163   $    (1,121)   $ 5,432,042
                                ===========   ===========    ===========   ===========   ===========    ===========

                                ---------------------------------------
                                                      1997
                                ---------------------------------------
                                                  GROSS      ESTIMATED
                                 AMORTIZED      UNREALIZED    MARKET
    (DOLLARS IN THOUSANDS)          COST          GAINS       VALUE
                                -----------   -----------   -----------

AVAILABLE FOR SALE:
U.S. Government securities ..   $         0   $         0   $         0
U.S. Government agency
securities ..................             0             0             0
Oregon municipal securities .       497,095         3,025       500,120
                                -----------   -----------   -----------
           Total ............       497,095         3,025       500,120

HELD TO MATURITY:
U.S. Government securities ..   $ 4,092,499   $    36,551   $ 4,129,050
U.S. Government agency
securities ..................     1,997,217         1,183     1,998,400
                                -----------   -----------   -----------
           Total ............     6,089,716        37,734     6,127,450
                                -----------   -----------   -----------
TOTAL INVESTMENT SECURITIES .   $ 6,586,811   $    40,759   $ 6,627,570
                                ===========   ===========   ===========

         The contractual maturities of investment securities at December 31, 1999 is shown below. Expected maturities of investment securities could differ from contractual maturities because the borrower, or issuer, may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       WEIGHTED
                                            AMORTIZED     MARKET       AVERAGE
         (Dollars in thousands)               COST        VALUE         YIELD
                                           ----------   ---------    -----------

  U.S. Government Agency securities:
     Due after 1 but within 5 years        $  22,827    $ 22,045        6.05%
                                             =======     =======         =====

         The Bank sold its U.S. Government securities, U.S. Government agency securities and Oregon municipal securities in 1998, resulting in a realized gain of $114,719. The Bank had no securities sales in 1999. Government securities may be pledged from time to time to secure public deposits. At December 31, 1999, $4,656,000 of government securities classified as available-for-sale were pledged to secure public deposits.

         As of December 31, 1999, the Bank also held 38,807 shares of $100 par value Federal Home Loan Bank of Seattle stock, which are restricted securities. FHLB stock represents an equity interest in the FHLB, but it does not have a readily determinable market value. The stock can be sold at its par value only, and only to the FHLB or to another member institution. Member institutions are required to maintain a minimum stock investment in the FHLB, based on total assets, total mortgages and total mortgage-backed securities. The Bank's minimum investment in FHLB stock at December 31, 1999 was approximately $483,000.

         From time to time, the Bank also holds government securities purchased under agreements to resell substantially identical securities. Securities purchased under agreements to resell, or "fed funds," represent short-term loans and are reflected as a receivable on the balance sheet. The securities underlying the agreements to resell are book-entry securities. That is, delivery of the securities consists of an entry in the Bank's account maintained at a United States bank designated by the Bank under a written custodial agreement explicitly recognizing the Bank's interest in the securities. All securities purchased under agreements to resell that were outstanding on December 31, 1999, 1998 and 1997 matured overnight. Securities purchased under agreements to resell averaged $1,986,000 in 1999, $1,361,000 in 1998 and $599,380 in 1997. The
maximum amount outstanding at any month end in those years was $4,986,000 in 1999, $6,501,000 in 1998 and $1,054,964 in 1997.

SOURCE OF FUNDS

         DEPOSIT ACCOUNTS. Deposit accounts are a major source of funds for the Bank. The Bank offers a number of deposit products to attract both commercial and regular consumer checking and savings customers, including regular and money market savings accounts, NOW accounts, and a variety of fixed-maturity, fixed-rate certificates with maturities ranging from seven days to 60 months. These accounts earn interest at rates established by management based on competitive market factors and management's desire to increase certain types or maturities of deposit liabilities. The Bank also provides travelers' checks, official checks, money orders, ATM services and IRA accounts. The Bank does not solicit or accept brokered deposits.

         The distribution of deposit accounts by type and rate is set forth in the following tables as of the

                                                                Year Ended
                                                                December 31,
                                    ---------------------------------------------------------------------------------
                                               1999                          1998                      1997
                                    ----------------------------    -----------------------    ----------------------
                                                       Average                     Average                    Average
          (DOLLARS IN THOUSANDS)        Amount           Rate         Amount        Rate         Amount        Rate
                                    ---------------    ---------    -----------    --------    -----------    -------

        Demand deposit accounts.      $     23,069        0.00%     $   17,738       0.00%     $   15,209      0.00%
        NOW.....................            14,622        2.24%         13,275       2.48%         11,739      2.36%
        Money market............            49,107        3.69%         47,303       4.13%         49,154      4.36%
        Savings ................             3,702        2.94%          2,514       2.94%          2,387      2.97%
        Time deposits...........            43,928        5.14%         43,367       5.70%         30,958      5.79%
                                      ------------                  ----------                  ---------
        Total deposits..........      $    134,428                  $  124,197                 $  109,447
                                      ============                  ==========                 ==========

         The following table sets forth the amount of time deposits as of December 31, 1999, including certificates of deposit, by time remaining until

                                                                          At December 31, 1999
                                                       --------------------------------------------------------
                                                         Time Deposits of $100,000          All Other Time
                     (DOLLARS IN THOUSANDS)                      or More                        Deposits
                                                       ------------------------------    ----------------------
                   Time Remaining to Maturity             Amount           Percent        Amount       Percent
              -------------------------------------    --------------    ------------    ----------    --------

              Three months or less.............        $       5,694          39.12%     $  10,294      34.84%
              Over three through 12 months ....                5,717          39.26%        12,949      43.82%
              Over 12 months...................                3,149          21.62%         6,305      21.34%
                                                           ---------         ------       --------     ------
                   Total ......................        $      14,560         100.00%     $  29,548     100.00%
                                                           =========         =======      ========     ======

         BORROWINGS. Deposits and repayment of loan principal are the primary source of funds for lending activities and other general business purposes. However, when the supply of lendable funds or funds available for general business purposes cannot meet the demand for loans or such general business purposes, the Bank can obtain funds from the FHLB of Seattle. In addition to borrowing from the FHLB on a term-loan basis, the Bank has a line of credit with the FHLB that allows the Bank to borrow in an amount up to 10% of the Bank's total assets. Interest and principal are payable monthly, and the line of credit is secured by a blanket pledge collateral agreement. The Bank also has established a secured credit line through the discount window with the Federal Reserve Bank of San Francisco. At December 31, 1999, the Bank had $5.2 million FHLB borrowings outstanding. As of December 31, 1999, the Bank could have borrowed an additional $10.8 million from the FHLB. See "SUPERVISION AND REGULATION - FEDERAL HOME LOAN BANKS." As of December 31, 1999, the Bank's FHLB's borrowings were secured by an interest-bearing deposit of $1 million and $5.1 million bond obligation. The Bank also has arrangements to borrow additional short-term funds from other commercial banks.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                     BANK OF SOUTHERN OREGON AND SUBSIDIARY

                                                                    AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------------------------------

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS AND      1999          1998         1997          1996          1995
RATIOS)
                                                         ----------    ---------    ----------    ----------    ----------

INCOME STATEMENT DATA:
   Interest income..................................     $  12,116     $ 11,726     $  11,260     $  10,551     $   9,277
   Interest expense.................................         4,831        4,917         4,287         4,367         3,850
                                                          --------     --------     ---------     ---------     ---------
     Net interest income............................         7,285        6,809         6,973         6,184         5,427
   Loan loss provision..............................           640        1,652         1,731             335         210
                                                          --------     --------     ---------      ----------   ---------
   Net interest income after loan loss provision....         6,645        5,157         5,242         5,849         5,217
   Noninterest income...............................           492          531           402           415           316
   Noninterest expense..............................         5,127        3,758         2,916         2,704         2,535
                                                           -------     --------     ---------     ---------     ---------
   Income before income taxes.......................         2,009        1,930         2,728         3,560         2,998
   Provision for income taxes.......................           768          748           986         1,354         1,065
                                                          --------     ---------     ----------   ---------     ---------
     Net income.....................................     $   1,241     $  1,182     $   1,742     $   2,206     $   1,933
                                                           =======      ========     =========     =========     ========

BALANCE SHEET DATA:
At period end:
   Investment securities............................     $  22,045     $  5,432     $   6,587     $   8,936     $   4,917
   Loans, net.......................................     $ 109,629     $ 96,773     $  91,000     $  85,233     $  75,000
   Total deposits...................................     $ 139,984     $126,630     $ 119,741     $ 108,406     $  92,461
   FHLB Seattle advances............................     $   5,245     $  5,846     $      --     $      --     $      --
   Total shareholders' equity.......................     $  14,757     $ 13,843     $  12,226     $  10,448     $   8,216
   Total assets.....................................     $ 160,984     $146,850     $ 132,586     $ 119,668     $ 101,555

PER COMMON SHARE DATA: (1)
   Basic net income.................................     $    0.26     $   0.25     $    0.37     $    1.41     $    1.23
   Diluted net income...............................     $    0.25     $   0.24     $    0.36     $    1.41     $    1.23
   Book value.......................................     $    3.05     $   2.89     $    2.60     $    6.66     $    5.27

WEIGHTED AVERAGE NUMBER OF SHARES:
   Basic............................................     4,816,000     4,748,000    4,698,000     1,566,000     1,559,000
   Diluted..........................................     4,965,000     4,986,000    4,896,000     1,569,000     1,576,000

SELECTED RATIOS:
   Return on average total shareholders' equity.....         8.62%        8.64%        15.36%        23.64%        26.78%
   Return on average total assets...................         0.80%        0.84%         1.44%         1.99%         2.14%
   Net interest spread..............................         4.18%        4.43%         5.40%         5.12%         5.06%
   Net interest margin..............................         4.99%        5.14%         6.16%         5.94%         6.24%
   Efficiency ratio (2).............................         65.9%        51.2%         39.6%        40.98%        44.14%

ASSET QUALITY RATIOS:
   Reserve for loan losses to ending total loans....         2.13%        2.29%         1.17%         1.08%         0.98%
   Nonperforming assets to ending total assets (3)..          2.5%         3.4%          3.3%         0.47%         2.41%
   Net loan charge-offs to average loans............          0.5%         0.5%          1.8%         0.17%         0.03%

CAPITAL RATIOS:
   Average shareholders' equity to average assets...         9.29%        9.77%         9.34%         8.44%         7.98%
   Leverage ratio (4)...............................          9.5%        9.90%         9.40%        10.60%        10.20%
   Total risk-based capital ratio (4)...............         13.1%       13.20%        13.00%        11.60%        11.20%

(1) Per share amounts are adjusted for 10% stock dividends declared in 1995 and 1996, a 2-for-1 stock split in 1997 and a 3-for-1 stock split in 1998.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income minus nonrecurring items.
(3) Nonperforming assets consist of nonaccrual loans, loans contractually past due 90 days or more and other real estate owned.
(4)      Computed in accordance with Federal Reserve Board and FDIC guidelines


MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         The Bank conducts a general commercial banking business, gathering deposits from the general public and applying those funds to the origination of loans for commercial, real estate and consumer loans and investments.

         The Bank's profitability depends primarily on net interest income, which is the difference between (a) interest income generated by interest-earning assets (principally loans and investments) and (b) interest expense incurred on interest-bearing liabilities (principally customer deposits and borrowed funds). Net interest income is affected by the difference (the "interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities, as well as the relative amounts of interest-earning assets and interest-bearing liabilities. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.

         To a lesser extent, the Bank's profitability is also affected by such factors as the level of noninterest income and expenses, the provision for loan losses, and the provision for income taxes. Noninterest income consists primarily of service charges on deposit accounts. Noninterest expense consists primarily of salaries and employee benefits, professional fees, equipment, occupancy-related expenses, data processing, advertising and other operating expenses.

         The Bank's management's discussion and analysis of financial condition and results of operations is presented herein to assist investors in understanding the consolidated financial condition and results of operations of the Bank for the fiscal years ended December 31, 1999, 1998 and 1997. This discussion should be read in conjunction with the consolidated financial statements and related footnotes presented elsewhere herein.


RESULTS OF OPERATIONS

         Net income of $1.24 million in 1999 represents an increase of 5% over 1998. Net income of $1.18 million in 1998 represents a decrease of 32% as compared to 1997. The increase in net income in 1999 is primarily due to a $476,000 increase in net interest income and a $1 million decrease in the loan loss provision, offset by a $1.37 million increase in noninterest expense. The decrease in net income in 1998 is primarily due to a $164,000 decrease in net interest income and a $841,000 increase in noninterest expense, offset by a reduced loan loss provision, higher noninterest income and a reduced provision for income taxes. A new management team joined the Bank in mid-1998, including the Bank's President and Chief Executive Officer, its Executive Vice President and Chief Operating Officer and its Chief Financial Officer. The Bank also began the process of reorganizing into a holding company structure in 1998, although that was later deferred to allow new management more time to familiarize itself with the Bank's operations and to address the Bank's asset-quality issues. These factors contributed to the Bank's decreased loan loss provision in 1999 and the increases in noninterest expense in 1999 and 1998.

         NET INTEREST INCOME

         1999 Compared to 1998. Net interest income for 1999 was $7.29 million, an increase of $476,000, or 7%, over 1998. Interest income of $12.1 million in 1999 represents an increase of $390,000, or 3.3%, over 1998. Interest expense of $4.8 million in 1999 decreased by $86,000, or 1.7%, over 1998. The increase in net interest income is attributable primarily to an increase in the volume of average earning assets of $13.5 million, outpacing growth in the volume of average interest-bearing liabilities of $8.7 million and increases in rates paid. Average loans decreased by $2.6 million, while average federal funds sold grew by $18.1 million. As a result of the change in asset mix, the Bank's interest rate spread declined to 4.18% in 1999 from 4.32% in 1998, and the Bank's net interest margin also declined in 1999 to 4.99% from 5.14% in 1998.

         1998 Compared to 1997. Net interest income for 1998 was $6.8 million, a decrease of $164,000, or 2.3%, over 1997. Interest income of $11.7 million in 1998 represents an increase of $467,000, or 4.1%, over 1997. Interest expense of $4.9 million for 1998 increased by $630,000, or 14.7%, over 1997. The decrease in net interest income was caused primarily by a narrower interest rate spread. The volume of average earning assets increased by $18.1 million, or 15.9%, in 1998 in comparison to 1997, while the average yield decreased by 94 basis points. Over the same period, the volume of average interest-bearing liabilities increased by $14.2 million, or 15.0%, while average rates paid stayed relatively the same. Accordingly, the Bank's interest rate spread decreased to 4.32% in 1998 from 5.31% in 1997. The Bank's net interest margin also decreased in 1998 to 5.14% from 6.11% in 1997.

         NONINTEREST INCOME

         1999 Compared to 1998. Total noninterest income was $492,000 in 1999, a decrease of $40,000, or 7%, over 1998. The principal change was a $115,000 decrease in gains on sale of investment securities.

         As a result of liquidity needs in 1998 and a stable interest rate environment, the Bank sold approximately $11.6 million of available-for-sale securities and recognized a $115,000 gain. Due to a rising interest rate market in 1999 and the consequential unrealized losses on securities available-for-sale, the Bank did not sell any securities in 1999.

         1998 Compared to 1997. Total noninterest income was $531,000 in 1998, an increase of $129,000, or 32%, over 1997. The increase was attributable principally to gains on sales of investment securities as described above.

         Transaction deposit accounts and related service charges remained relatively constant in 1999, 1998 and 1997. In general, management prices deposits at rates competitive with rates offered by the leading commercial banks in The Bank's market area, which rates tend to be somewhat lower than rates offered by thrift institutions and credit unions. The Bank generally has not imposed service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, the Bank has not adopted an aggressive fee structure. Deposit growth has been generated by developing strong customer relationships and cross-selling deposit relationships to loan customers, and to a lesser extent from the Bank's new branch office opened in 1999. Management intends to continue promoting demand deposit products, particularly noninterest bearing deposit products, in order to obtain additional interest-free lendable funds.

         NONINTEREST EXPENSE

         1999 Compared to 1998. Total noninterest expense was $5,127,000 in 1999, an increase of $1,369,000, or 36.4% over 1998. The largest component of noninterest expense was salaries and employee benefits, which increased $870,000, or 45.8%. This increase was the result of the overall growth of the Bank, a new branch office opened in 1999 and an increase in management and staff personnel and related benefits. Fees for professional services decreased by 8.2%, due principally to lower legal fees associated with the reduction of collection efforts needed on problem loans. Equipment costs increased by 17.6% and occupancy costs increased by 58.2% as a result of added capital expenditures, such as bank proof and optical reading equipment, computers, upgraded software, ATM machines and a new full service branch office. Advertising costs increased by 124% in order to adequately market new Bank products and promote growth in the Bank's customer base. Other noninterest expenses increased in 1999 as compared to 1998 primarily due to the general overall growth of the Bank.

         1998 Compared to 1997. Total noninterest expense was $3,758,000 in 1998, an increase of $841,000, or 28.9% over 1997. The larger components of noninterest expense included salary and employee benefits, which increased $204,000, or 12%. The increase in salary and employee benefits was due principally to hiring of a new management team in mid-year, increases in staff, higher insurance benefit costs and normal merit raises. Professional fees increased $161,000, or 59%, in 1998, with additional legal expense incurred in connection with the collection of problem loans and the holding company reorganization process begun in 1998. Equipment expense increased $122,000, or 74%, in 1998 primarily due to purchase of an initial phase of equipment and additional maintenance costs. Other noninterest expenses increased in 1998 due primarily to the general overall growth of the Bank.

Rate/Volume Analysis. The following tables analyze net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities, and changes in net interest income that are attributable to changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The table reflects the extent to which changes in interest income and changes in interest expense are attributable to changes in volume (changes in volume multiplied by the prior year rate) and changes in rate (changes in rate multiplied by prior year volume). Changes attributable to the combined impact of volume and rate have been allocated equally.

                                                                 YEARS ENDED DECEMBER 31,
                                             --------------------------------------------------------------

                                                     1999 VS. 1998                   1998 VS. 1997
                                              INCREASE (DECREASE) DUE TO       INCREASE (DECREASE) DUE TO
                                             -----------------------------    -----------------------------

             (Dollars in thousands)           VOLUME      RATE      TOTAL     VOLUME       RATE      TOTAL
                                             -------    -------    -------    -------    -------    -------

Interest income attributable to:
   Interest and fees on loans ............   $  (254)   $  (171)   $  (425)   $ 1,211    $(1,011)   $   200
   Taxable securities ....................      (121)       140         19        379       (109)       270
   Federal funds sold and interest-bearing
       deposits with FHLB ................       872        (76)       796         16        (20)        (4)
                                             -------    -------    -------    -------    -------    -------
      Total interest income ..............       497       (107)       390      1,606     (1,140)       466

Interest expense attributable to:
   Interest on deposits:
           Interest-bearing demand and
           money .........................       111       (256)      (145)       (11)      (127)      (138)
                market accounts ..........        35          0         35          4         (1)        23
           Savings .......................        32       (243)      (211)       711        (35)       676
           Time ..........................       193         42        235         89          0         89
                                             -------    -------    -------    -------    -------    -------
   Other borrowings ......................       371       (457)       (86)       793       (163)       630
                                             -------    -------    -------    -------    -------    -------
      Total interest expense

Increase (decrease) in net interest income   $   126    $   350    $   476    $   813    $  (977)   $  (164)
                                             =======    =======    =======    =======    =======    =======

LOAN LOSS PROVISION

         1999 Compared to 1998. The loan loss provision was $640,000 in 1999, compared to $1,652,000 in 1998, a decrease of $1,012,000, or 61%. The loan loss provision is based upon management's assessment of various relevant factors, including types and amounts of nonperforming loans, historical loss experience, collectibility of collateral values and guaranties, pending legal action for collection of loans and related guaranties, and current economic conditions. The loan loss provision reflects management's judgment of the current period cost of credit risk inherent in the loan portfolio. Although management believes the loan loss provision has been sufficient to maintain an adequate reserve for loan losses, there can be no assurance that actual loan losses will not exceed the amounts that have been charged to operations. See, " - FINANCIAL CONDITION - Reserve for Loan Losses." The change in the loan loss provision in 1999 was principally a result of new management's efforts to improve loan underwriting and loan collection discipline and to identify, monitor and resolve problem credits. Accordingly, there was an improvement in asset quality reflected by a decrease in nonperforming loans from $4.9 million at the end of 1998 to $2.8 million at the end of 1999.

         1998 Compared to 1997. The provision for loan losses was $1,652,000 in 1998, compared to $1,731,000 in 1997, a 4.6% decrease. Again, new management's efforts as discussed above contributed to a decreased loan loss provision in 1998 even though average loans in 1998 increased by $11.6 million over 1997.

         The loan loss provision in 1999, 1998 and 1997 was primarily related to commercial loans that were past-due and not adequately collateralized. As a result, in 1998 and 1997 the Bank needed to allocate a larger portion of its reserve related to commercial loans. Subsequently, a portion of these loans was charged-off. Since late 1998, management has required adherence to stringent loan policies and procedures and may require real estate to serve as additional commercial loan collateral, reducing credit risk and, as a consequence, reducing the need for additional reserve allocations. See, "BUSINESS OF BANK OF SOUTHERN OREGON - NONPERFORMING LOANS."

NONINTEREST INCOME

         1999 Compared to 1998. Total noninterest income was $492,000 in 1999, a decrease of $40,000, or 7%, over 1998. The principal change was a $115,000 decrease in gains on sale of investment securities.

         As a result of liquidity needs in 1998 and a stable interest rate environment, the Bank sold approximately $11.6 million of available-for-sale securities and recognized a $115,000 gain. Due to a rising interest rate market in 1999 and the consequential unrealized losses on securities available-for-sale, the Bank did not sell any securities in 1999.

         1998 Compared to 1997. Total noninterest income was $531,000 in 1998, an increase of $129,000, or 32%, over 1997. The increase was attributable principally to gains on sales of investment securities as described above.

         Transaction deposit accounts and related service charges remained relatively constant in 1999, 1998 and 1997. In general, management prices deposits at rates competitive with rates offered by the leading commercial banks in the Bank's market area, which rates tend to be somewhat lower than rates offered by thrift institutions and credit unions. The Bank generally has not imposed service charges and fees to the same extent as other local institutions. Although a wider range of service charges and fees and higher service charges and fees would yield more income for each dollar of deposits, imposing service charges and fees on a basis equivalent to those imposed by many other area commercial banks might adversely affect deposit growth. To promote deposit growth and provide cross-selling opportunities to customers, the Bank has not adopted an aggressive fee structure. Deposit growth has been generated by developing strong customer relationships and cross-selling deposit relationships to loan customers, and to a lesser extent from the Bank's new branch office opened in 1999. Management intends to continue promoting demand deposit products, particularly noninterest bearing deposit products, in order to obtain additional interest-free lendable funds.

NONINTEREST EXPENSE

         1999 Compared to 1998. Total noninterest expense was $5,127,000 in 1999, an increase of $1,369,000, or 36.4% over 1998. The largest component of noninterest expense was salaries and employee benefits, which increased $870,000, or 45.8%. This increase was the result of the overall growth of the Bank, a new branch office opened in 1999 and an increase in management and staff personnel and related benefits. Fees for professional services decreased by 8.2%, due principally to lower legal fees associated with the reduction of collection efforts needed on problem loans. Equipment costs increased by 17.6% and occupancy costs increased by 58.2% as a result of added capital expenditures, such as bank proof and optical reading equipment, computers, upgraded software, ATM machines and a new full service branch office. Advertising costs increased by 124% in order to adequately market new Bank products and promote growth in the Bank's customer base. Other noninterest expenses increased in 1999 as compared to 1998 primarily due to the general overall growth of the Bank.

         1998 Compared to 1997. Total noninterest expense was $3,758,000 in 1998, an increase of $841,000, or 28.9% over 1997. The larger components of noninterest expense included salary and employee benefits, which increased $204,000, or 12%. The increase in salary and employee benefits was due principally to hiring of a new management team in mid-year, increases in staff, higher insurance benefit costs and normal merit raises. Professional fees increased $161,000, or 59%, in 1998, with additional legal expense incurred in connection with the collection of problem loans and the holding company reorganization process begun in 1998. Equipment expense increased $122,000, or 74%, in 1998 primarily due to purchase of an initial phase of equipment and additional maintenance costs. Other noninterest expenses increased in 1998 due primarily to the general overall growth of the Bank.

PROVISION FOR INCOME TAXES

         The provision for income taxes fluctuated in 1999, 1998 and 1997 primarily due to the changing level of pre-tax income.

FINANCIAL CONDITION

         Assets and Liabilities. The Bank's total assets at December 31, 1999 were $160,984,000, compared to $146,850,000 at December 31, 1998. Cash and cash equivalents decreased by $15.5 million, investment securities available-for-sale increased by $16.6 million, net loans increased by $12.9 million and premises and equipment, net increased by $3.2 million in 1999 as compared to 1998. As of December 31, 1999 the Bank had decreased its interest-bearing deposits with FHLB and its federal funds sold to invest in one- and two-year callable U.S. Government Agency securities maturing in 3 to 5 years. Although loans increased by $12.9 in 1999, or 13.3%, management seeks to reduce concentrations of credit in construction real estate loans and this has somewhat slowed loan growth.

         The Bank's premises and equipment, net increased by $3.2 million in 1999 primarily due to the new administrative offices purchased in December 1999 and a new branch in Central Point, Oregon, which opened in March 1999. Other capital expenditures in 1999 included computer equipment acquired to upgrade banking technology and prepare for the Y2K date conversion.

         Asset growth in 1999 was primarily funded by a $13.3 million, or 10.5%, increase in customer deposits. Specifically, noninterest bearing demand deposits increased $7.7 million, or 38%, at December 31, 1999 as compared to December 31, 1998.

         Reserve for Loan Losses. The loan loss provision represents a charge to earnings for maintaining the reserve for loan losses at a level management believes is adequate. The provision charged to operating expense is based on loan loss experience and other factors that, in management's judgment, should be recognized to estimate losses. Management monitors the loan portfolio to ensure that the reserve for loan losses remains adequate to absorb losses identified by the portfolio review process, including loans on nonaccrual status and current loans whose repayment according to the loan's repayment plan is considered by management to be in serious doubt. The Bank takes into account loan growth and the level of delinquent and nonperforming loans in its review of the portfolio, considering also such external factors as current economic conditions in the primary market area, collectibility of collateral values and guaranties and the current status of legal action for collection of loans and related guaranties.

         The Bank's reserve for loan losses totaled $2,396,000 at December 31, 1999 and $2,278,000 at December 31, 1998, representing 2.13% of total loans at December 31, 1999 and 2.29% of total loans at December 31, 1998. See the discussion of the allocation of reserves for loan losses in "Description of BUSINESS - NONPERFORMING Loans." The Bank's loan loss reserve represented 86% of nonperforming loans at December 31, 1999 and 46% of nonperforming loans at December 31, 1998. Although management believes that it uses the best information available in providing for estimated loan losses and believes that the reserve was adequate at December 31, 1999, future adjustments could be necessary and net earnings could be negatively affected if circumstances and/or economic conditions differ substantially from the assumptions used in making the initial determinations.

CAPITAL

         Shareholders' equity was $14,757,000 at December 31, 1999, an increase of $913,000 or 6.6% from December 31, 1998. As of December 31, 1999, the Bank was in compliance with applicable regulatory capital requirements,

                                 BANK OF SOUTHERN OREGON        MINIMUM NECESSARY TO       MINIMUM NECESSARY TO BE
                                   AT DECEMBER 31, 1999          BE WELL CAPITALIZED        ADEQUATELY CAPITALIZED
                                ---------------------------    ------------------------    -------------------------

Total Risk-Based Capital Ratio             13.1%                         10.00%                       8.00%
Tier 1 Risk-Based Capital
Ratio......................                11.9%                          6.00%                       4.00%
Leverage Ratio.............                9.5%                           5.00%                       4.00%

         Based on capital levels at December 31, 1999, the Bank qualifies as a "well-capitalized" institution, the highest of five tiers under applicable regulatory definitions.

LIQUIDITY

         Like other financial institutions, the Bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments and expenses. Control of cash flow requires that the Bank anticipate deposit flows and loan payments. The primary sources of funds are deposits, principal and interest payments on loans, proceeds of loan sales, federal funds and FHLB borrowings. These funds are used principally to originate loans and acquire investment securities.

         At December 31, 1999, certificates of deposit represented 31.5% of total deposits, while DDA ("demand deposit accounts," or checking accounts) represented 20.1%, savings accounts 3.0% and interest-bearing demand accounts 45.4%. Of the total $44 million certificates of deposit at December 31, 1999, certificates totaling $35 million will mature in 2000, and certificates totaling $8 million mature in 2001. Together, these figures represent 97% of the total certificates of deposit at December 31, 1999. Management believes that, consistent with experience, the majority of maturing certificates of deposit will be renewed at market rates of interest.

         The Bank has a line of credit with the FHLB of Seattle, which allows the Bank to borrow from the FHLB in an amount up to 10% of the Bank's total assets. Interest and principal are payable monthly, and the line of credit is secured by a blanket pledge collateral agreement. The Bank also has established a secured credit line through the discount window with the Federal Reserve Bank of San Francisco. At December 31, 1999, the Bank had $5.2 million FHLB borrowings outstanding. As of December 31, 1999, the Bank could have borrowed an additional $10.8 million from the FHLB. See "SUPERVISION AND REGULATION - FEDERAL HOME LOAN BANKS."

         As of December 31, 1999, the Bank had commitments to fund loans of $32 million, compared to commitments at December 31, 1998 to fund $20.8 million of loans. Included within these commitments are unused commercial lines of credit and standby letters of credit, consisting of $3.4 million unused commercial lines of credit and $1.3 million standby letters of credit at December 31, 1999. At December 31, 1999, the Bank had outstanding commitments of approximately $12.5 million to extend credit for construction in progress. Those commitments are included in the $32 million total commitments. Under the terms of the construction commitments, completion of specified benchmarks must be certified by the borrower before additional funds will be advanced by the Bank. Finally, it is typical for a portion of loan commitments to expire or terminate without funding. Management believes the Bank has adequate resources to meet its normal funding requirements.

ASSET/LIABILITY MANAGEMENT

         Like other financial institutions, the Bank is subject to interest rate risk. The Bank's interest-earning assets could mature or reprice more rapidly than, or on a different basis from, its interest-bearing liabilities (primarily borrowings and deposits with short- and medium-term maturities) in a period of declining interest rates. Although having assets that mature or reprice more frequently on average than liabilities will be beneficial in times of rising interest rates, such an asset/liability structure will result in lower net interest income during periods of declining interest rates. Interest rate sensitivity, or interest rate risk, relates to the effect of changing interest rates on net interest income. Interest-earning assets with interest rates tied to the prime rate for example, or that mature in relatively short periods of time, are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be repriced in a discretionary manner, or that mature in relatively short periods of time, are also considered interest-rate sensitive. The differences between interest-sensitive assets and interest-sensitive liabilities over various time horizons are commonly referred to as sensitivity gaps. As interest rates change, the sensitivity gap will have either a favorable effect or an adverse effect on net interest income. A negative gap -- with liabilities repricing more rapidly than assets -- generally should have a favorable effect when interest rates are falling, and an adverse effect when rates are rising. A positive gap -- with assets repricing more rapidly than liabilities -- generally should have the opposite effect: an adverse effect when rates are falling and a favorable effect when rates are rising.

         The Bank monitors its interest rate sensitivity position and attempts to limit exposure to interest rate risk. The Bank's policy is that the one-year cumulative interest rate sensitivity gap should generally be within a range of negative 25% to positive 25%. As the following table illustrates, the one-year gap was within this range as of December 31, 1999, with a positive one-year gap of 18%.

         The following table illustrates the maturities or repricing of the Bank's assets and liabilities at December 31, 1999, based upon the contractual maturity or contractual repricing dates of loans and the contractual maturities of time deposits. Prepayment assumptions have not been applied to fixed-rate mortgage loans. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. Allocation of deposits other than time deposits to the various maturity and repricing periods is based upon management's best estimate, taking into account, among other things, the proposed policy statement issued by federal bank regulators on August 4, 1995.

                                                                 MATURING OR REPRICING PERIODS
                                             -----------------------------------------------------------------------

                                              WITHIN 3       4 - 12           1 - 5         OVER 5
          (Dollars in thousands)               MONTHS          MONTHS         YEARS          YEARS         TOTAL
                                             ------------    -----------    -----------    ----------    -----------

INTEREST-EARNING ASSETS:
   Commercial loans (1)(2)(3)...........     $    17,409     $    1,801     $    4,425     $     894     $   24,529
   Real estate loans (3)................          17,700         39,663         11,304        11,473         80,140
   Installment loans (1)(2)(3)..........             685          1,076          4,327         1,269          7,356
   Securities available for sale........              --             --         22,827            --         22,827
   FHLB stock...........................              --             --             --         3,881          3,881
   Interest-bearing deposit with FHLB...              --          1,000             --            --          1,000
   Federal funds sold, interest-bearing
           deposits with FHLB and
           securities purchased under
           agreements to resell.........           8,250             --             --              --        8,250
                                               ---------       --------       --------       ---------     --------
           Total interest-earning assets     $    44,044     $   43,540     $   42,882     $   17,516    $  147,983
                                               =========       ========       ========       =========     ========



INTEREST-BEARING LIABILITIES:
   Certificates of deposit..............     $    14,367     $   20,151     $    9,590     $        --   $   44,108
   Money market.........................              --         23,394         23,394              --       46,788
   DDA interest-bearing.................              --             --         13,406           3,351       16,757
   Savings accounts.....................              --             --          3,318             829        4,147
   Borrowings...........................             114            353          2,169           2,609        5,245
                                               ---------       --------       --------       ---------     --------
           Total interest-bearing
           liabilities..................     $    14,481     $   43,898     $   51,877     $     6,789   $  117,045
                                               =========       ========       ========       =========     ========

Interest sensitivity gap................     $    29,563     $     (358)     $  (8,995)    $    10,727   $   30,937
Cumulative interest sensitivity gap.....     $    29,563     $   29,205     $   20,210     $    30,937   $   30,937
Cumulative interest sensitivity gap
   as a percent of total assets.........            18.4%          18.1%          12.6%           19.2%

(1) For purposes of the gap analysis, loans are not reduced by the allowance for loan losses and nonperforming loans.
(2) For purposes of the gap analysis, premiums, unearned discounts and deferred loan fees are excluded.
(3) Loans have been classified in this schedule based on the purpose of the loan (regulatory reporting basis) and not on the underlying collateral (financial statement reporting basis).

         This analysis of interest-rate sensitivity has a number of limitations. The "gap" analysis above is based upon assumptions concerning such matters as when assets and liabilities will reprice in a changing interest rate environment. Because these assumptions are no more than estimates, certain assets and liabilities indicated as maturing or repricing within a stated period might actually mature or reprice at different times and at different volumes from those estimated. The actual prepayments and withdrawals experienced by the Bank after a change in interest rates could deviate significantly from those assumed in calculating the data shown in the table. Certain assets, adjustable-rate loans for example, commonly have provisions that limit changes in interest rates each time the interest rate changes and on a cumulative basis over the life of the loan. Also, the renewal or repricing of certain assets and liabilities can be discretionary and subject to competitive and other pressures. The ability of many borrowers to service their debt could diminish after an interest rate increase. Therefore, the gap table above does not and cannot necessarily indicate the actual future impact of general interest movements on net interest income.

         In addition to a static gap analysis of interest rate sensitivity, the Bank also attempts to monitor interest rate risk from the perspective of changes in the economic value of equity, also referred to as net portfolio value (NPV), and changes in net interest income. Changes to the Bank's NPV and net interest income are simulated using instant and permanent rate shocks of plus and minus 200 basis points, in increments of 50 basis points. These results are then compared to prior periods to determine the effect of previously implemented strategies. If estimated changes to NPV or net interest income are not within acceptable limits, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within acceptable limits. The Bank's NPV calculations are based on the net present value of discounted cash flows, using market prepayment assumptions and market rates of interest for each asset and liability product type based on its characteristics. The theoretical projected change in NPV and net interest income over a 12-month period under each of the

                                                  CHANGE IN NET
                                CHANGE IN       PORTFOLIO VALUE AT
                              BASIS POINTS      DECEMBER 31, 1999
                             ---------------    -----------------

                                        200     - 2.5%
                                        150     - 1.9%
                                        100     - 1.3%
                                         50     - 0.7%
                                          0     0%
                                        -50     0.8%
                                      - 100     1.6%
                                      - 150     2.2%
                                      - 200     2.0%

         The Bank's simulation analysis forecasts net interest income and earnings given unchanged interest rates (stable rate scenario). The model then estimates a percentage change from the stable rate scenario under scenarios of rising and falling market interest rates over various time horizons. The simulation model estimates that if a decline of 200 basis points occurs, earnings could be adversely affected up to approximately 13.6%, while a similar increase in market rates would have a favorable impact of approximately 9.4%. Because of uncertainties about customer behavior, refinance activity, absolute and relative loan and deposit pricing levels, competitor pricing and market behavior, product volumes and mix, and other unexpected changes in economic events affecting movements and volatility in market rates, there can be no assurance that simulation results are reliable indicators of earnings under such conditions.

         It is the Bank's policy to manage interest rate risk to maximize long-term profitability under the range of likely interest-rate scenarios. The Board of Directors oversees implementation of strategies to control interest rate risk.


NEW ACCOUNTING PRONOUNCEMENTS

         In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137 (SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," an amendment of SFAS No. 133, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by

SFAS No. 137, is effective for all quarterly and annual financial statements of fiscal years beginning after June 15, 2000. The Bank had no significant derivatives as of December 31, 1999, nor does the Bank engage in any hedging activities. Accordingly, the Bank does not anticipate that the adoption of SFAS No. 133, as amended by SFAS No. 137, will have a material effect on its consolidated financial position or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

         The Bank's consolidated financial statements and related data herein have been prepared in accordance with generally accepted accounting principles, which require measurement of financial condition and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Because the primary assets and liabilities of the Bank are monetary in nature, changes in the general level of prices for goods and services have a relatively minor impact on total expenses. Increases in operating expenses such as salaries and maintenance are in part attributable to inflation. However, interest rates have a far more significant effect than inflation on the performance of financial institutions, including the Bank. See " - ASSET/LIABILITY MANAGEMENT."

PENDING MERGER AND HOLDING COMPANY REORGANIZATION

         The holding company reorganization and merger transaction are expected to be presented to shareholders for their consideration and vote at the Bank's 2000 Annual Meeting, which will be held in late April or in May 2000. See " - FOOTNOTE 18 OF THE BANK'S FINANCIAL STATEMENTS."

         AVERAGE BALANCES AND AVERAGE RATES EARNED AND PAID

         Average Balances, Interest Rates and Yields. The following tables set forth certain information relating to the Bank's consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented. During the periods indicated, nonaccruing loans, if any, are included in the net loan category. The yields and costs include fees, premiums and discounts, which are considered adjustments to yield.

                                               Average Balances and Interest Rates for the Years Ended December 31,
                                         ----------------------------------------    --------------------------------------
                                                          1999                                       1998
                                         ----------------------------------------    --------------------------------------
                                                                       Average                                    Average
                                           Average        Income/      Yield or      Average         Income/      Yield
        (Dollars in thousands)             Balance        Expense        Rates        Balance        Expense      or Rates
                                         ------------    ----------    ----------    -----------    ----------    ---------

Assets:
Taxable securities...................    $    22,355     $   1,436         6.42%     $    24,327     $   1,417        5.82%
Federal funds sold and interest-bearing
       Deposits with FHLB............         25,852         1,190         4.60%           7,789           394        5.06%
Loans (1), (2).......................         97,673         9,490         9.72%         100,229         9,915        9.89%
                                         -----------     ---------                   -----------     ---------
   Total interest-earnings assets....        145,880        12,116         8.31%         132,345        11,726        8.86%
Reserve for loan losses..............         (2,420)                                     (1,561)
Cash and due from banks..............          5,510                                       5,339
Premises and equipment, net..........          3,630                                       2,619
Other assets.........................          2,396                                       1,270
                                         -----------                                 -----------
   Total assets......................    $   154,996                                 $   140,012
                                         ===========                                 ===========

Liabilities and Stockholders' Equity:
Interest-bearing demand deposits.....    $    14,622           328         2.24%     $    13,275           329        2.48%
Money market accounts................         49,107         1,811         3.69%          47,303         1,955        4.13%
Savings accounts.....................          3,702           109         2.94%           2,514            74        2.94%
Time deposits........................         43,928         2,259         5.14%          43,367         2,470        5.70%
FHLB borrowings......................          5,732           324         5.65%           1,948            89        4.57%
                                         -----------     ---------                   -----------     ---------
   Total interest-bearing liabilities        117,091         4,831         4.13%         108,407         4,917        4.54%
Non interest-bearing liabilities:
   Demand deposits...................         23,069                                      17,738
   Other liabilities.................            440                                         181
                                         -----------                                 -----------
Total liabilities....................         23,509                                     126,326
Stockholders' equity ................         14,396                                      13,686
   Total liabilities and stockholders'                                               -----------
                equity...............    $   154,996                                 $   140,012
                                         ===========                                 ===========

Net interest income..................                    $   7,285                                   $   6,809
                                                         =========                                   =========
Interest rate spread.................                                      4.18%                                     4.32%
                                                                        =======                                   =======
Net interest margin..................                                      4.99%                                     5.14%
                                                                        =======                                   =======
Ratio of average interest-earning
       assets to Average
       interest-bearing
       liabilities...................                                    124.59%                                   122.08%
Return on average assets.............                                      0.80%                                     0.84%
Return on average equity.............                                      8.62%                                     8.64%

                                             -------------------------------------------
                                                                1997
                                             -------------------------------------------
                                                                             Average
                                               Average        Income/        Yield or
        (Dollars in thousands)                 Balance        Expense         Rates
                                             ------------    ----------    -------------

Assets:
Taxable securities...................         $    18,102     $   1,147            6.34%
Federal funds sold and interest-bearing
       Deposits with FHLB............               7,479           398            5.32%
Loans (1), (2).......................              88,611         9,715           10.96%
                                              -----------     ---------
   Total interest-earnings assets....             114,192        11,260            9.86%
Reserve for loan losses..............              (1,072)
Cash and due from banks..............               4,362
Premises and equipment, net..........               2,521
Other assets.........................               1,373
                                              -----------
   Total assets......................         $   121,376
                                              ===========

Liabilities and Stockholders' Equity:
Interest-bearing demand deposits.....         $    11,739           277            2.36%
Money market accounts................              49,154         2,145            4.36%
Savings accounts.....................               2,387            71            2.97%
Time deposits........................              30,958         1,794            5.79%
FHLB borrowings......................                   0             0            0.00%
                                              -----------     ---------
   Total interest-bearing liabilities              94,238         4,287            4.55%
Non interest-bearing liabilities:
   Demand deposits...................              15,209
   Other liabilities.................                 592
                                              -----------
Total liabilities....................             110,039
Stockholders' equity ................              11,337
   Total liabilities and stockholders'        -----------
                equity...............         $   121,376
                                              ===========

Net interest income..................                         $   6,973
                                                              =========
Interest rate spread.................                                             5.31%
                                                                               =======
Net interest margin..................                                             6.11%
                                                                               =======
Ratio of average interest-earning
       assets to Average
       interest-bearing
       liabilities...................                                           121.17%
Return on average assets.............                                             1.44%
Return on average equity.............                                            15.36%


(1) Average nonaccrual loans included in the computation of average loans was $4.1 million for 1999, $7.2 million for 1998 and $2.3 million for 1997.

(2) Loan-related fees included in the above yield calculations were $649,000 in 1999, $579,000 in 1998 and $663,000 in 1997.

SUPERVISION AND REGULATION

         The following discussion of bank supervision and regulation is qualified in its entirety by reference to the statutory and regulatory provisions discussed. Changes in applicable law or in the policies of various regulatory authorities could have a material effect on the business and prospects of the Bank.

         The Bank is an Oregon-chartered commercial bank. As an FDIC member institution, the deposits of the Bank are insured to a maximum of $100,000 per depositor through the Bank Insurance Fund administered by the FDIC. As a state-chartered, non-member bank, the Bank is primarily regulated by the FDIC and the Oregon Department of Consumer and Business Services -- Division of Finance and Corporate Securities.

         The Bank is subject to federal banking laws, and also to the Oregon Bank Act. These federal and state laws are intended to protect depositors, not shareholders. Federal and state laws applicable to financial institution holding companies and their financial institution subsidiaries regulate the range of permissible business activities, investments, reserves against deposits, capital levels, lending activities and practices, the nature and amount of collateral for loans, establishment of branches, mergers, dividends and a variety of other important matters.

         The Bank is subject to detailed, complex and sometimes overlapping federal and state statutes and regulations affecting routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act. The Bank is subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). The Bank is in compliance with this requirement. Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

         The Federal Deposit Insurance Corporation Improvement Act of 1991 expanded significantly the authority of federal agencies to regulate the activities of federally chartered and state-chartered financial institutions and their holding companies. The Federal Reserve Board, Office of the Comptroller of the Currency (OCC) and the FDIC have extensive authority to prevent and to remedy unsafe and unsound practices and violations of applicable laws and regulations by institutions and holding companies. The agencies may assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. In addition, the Director of the Oregon Department of Consumer and Business Services -- Division of Finance and Corporate Securities possesses enforcement powers to address violations of Oregon banking law by Oregon-chartered banks.

FEDERAL DEPOSIT INSURANCE

         The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund. Deposits in savings associations are insured through the Savings Association Insurance Fund.

         As a FDIC member institution, deposits in the Bank are insured to a maximum of $100,000 per depositor. The Bank is required to pay semiannual deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. The premium range is currently from $0.00, for the highest-rated institutions (subject to a statutory minimum assessment of $2,000), to $0.27 per $100 of domestic deposits. The Bank currently pays premiums of $0.0053 per $100 of deposits.

         The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

INTERSTATE BANKING AND BRANCHING

         In 1994 the Reigle-Neal Interstate Banking and Branching Efficiency Act eased restrictions on interstate banking. The Riegle-Neal Act allows the Federal Reserve Board to approve an application by an adequately capitalized and adequately managed bank holding company to acquire a bank located in a state other than the acquiring company's home state without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve Board may not approve the acquisition of a bank that has not been in existence for the minimum time period (up to five years) specified by the statutory law of the acquired, or "target," bank's state. The Riegle-Neal Act also prohibits the Federal Reserve Board from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state that may be held or controlled by a bank or bank holding company if the limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limit contained in the Riegle-Neal Act.

         Branching between states may be accomplished by merging commonly controlled banks located in different states into one legal entity. Branching may also be accomplished by establishing de novo branches or acquiring branches in another state. A branch of an out-of-state bank operating in another state, or "host state," is subject to the law of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches. The Riegle-Neal Act authorizes the FDIC to approve interstate branching de novo by state-chartered banks solely in states that specifically allow for such branching. The Oregon Bank Act prohibits de novo branching in Oregon by an out-of-state bank, but it permits branching by merger with an Oregon bank, provided the Oregon bank has been conducting business for at least 3 years. The FDIC has adopted regulations under the Riegle-Neal Act to prohibit an out-of-state bank from using the new interstate branching authority primarily for the purpose of deposit production. These regulations include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities served by the out-of-state bank.

CAPITAL

         The Federal Reserve Board, the FDIC and OCC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

         In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

         Current risk-based capital guidelines require bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: (i) the allowance for loan losses up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock exceeding the amount includable in Tier 1 capital; (iii) hybrid capital instruments; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

         The FDIC has added a market risk component to the capital requirements of nonmember banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of other factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the FDIC, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company.

         The banking agencies have also established a minimum leverage ratio of 3%, which represents Tier 1 capital as a percentage of total assets, less intangibles. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the banking agencies expect an additional cushion of at least 100 to 200 basis points. At December 31, 1999, the Bank was in compliance with all regulatory capital requirements.

         In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on (i) its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and (ii) certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit

Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

         The following table illustrates the capital and prompt corrective action guidelines applicable to the Bank, as well as its total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of December 31, 1999.

                                                                MINIMUM NECESSARY TO       MINIMUM NECESSARY TO BE
                                      AT DECEMBER 31, 1999       BE WELL CAPITALIZED        ADEQUATELY CAPITALIZED
                                      ---------------------    ------------------------    -------------------------
BANK OF SOUTHERN OREGON:
Total Risk-Based Capital Ratio...            13.1%                       10.00%                     8.00%
Tier 1 Risk-Based Capital Ratio..            11.9%                        6.00%                     4.00%
Leverage Ratio...................             9.5%                        5.00%                     4.00%


LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         Under the Oregon Bank Act, an Oregon-chartered bank may not pay a cash dividend if the amount of the dividend exceeds its net unreserved retained earnings, after first deducting:

                  - bad debts, excepting bad debts that have already been charged against earnings or reserved for, and excepting bad debts that are fully secured and in the process of collection;

                  - all other assets charged off as required by the Director of the Oregon Department of Consumer and Business Services or by a state or federal examiner; and

                  -        all accrued expenses, interest and taxes of the Bank.

For this purpose, "bad debt" means a debt on which interest is past due and unpaid for at least six months. Additionally, the Director of the Department of Consumer and Business Services may require an institution to suspend dividends if the Director determines that payment of dividends would result in remaining shareholders' equity being inadequate for the safe and sound operation of the Bank. State-chartered banks' ability to pay dividends may be affected by capital adequacy guidelines of their primary federal bank regulatory agency as well. See " - CAPITAL." Moreover, regulatory authorities may prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice.

TRANSACTIONS WITH AFFILIATES

         Although the Bank is not a member bank of the Federal Reserve System, it is required by the Federal Deposit Insurance Act to comply with ss.23A and ss.23B of the Federal Reserve Act (pertaining to transactions with affiliates) in the same manner and to the same extent as member banks. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the Bank. Generally, ss.23A and ss.23B of the Federal Reserve Act
(i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a non-affiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

         The Bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to ss.22(g) and ss.22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the Bank's capital position, and require certain approval procedures to be followed. Under ss.22(h), loans to an executive officer, director, or greater than 10% shareholder (a "principal shareholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the Bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal shareholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease and desist order or other regulatory sanctions. Recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

COMMUNITY REINVESTMENT ACT

         Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services it believes to be best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system: Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

         Following the Bank's CRA examination as of March 29, 1999, the Bank received a "Satisfactory" rating. Although CRA examinations occur on a regular basis, CRA performance evaluations have been used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the 22 years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

         A bank holding company cannot elect to be a "financial holding company" -- with the expanded securities, insurance and other powers that designation entails -- unless all of the depository institutions owned by the holding company have a CRA rating of satisfactory or better. The Gramm-Leach-Bliley Act also provides that any financial institution with total assets of $250 million or less will be subject to CRA examinations no more frequently than every 5 years if its most recent CRA rating was "outstanding," or every 4 years if its rating was "satisfactory." Lastly, the Gramm-Leach-Bliley Act requires public disclosure of private CRA agreements entered into between banking organizations and other parties, and annual reporting by banking organizations of actions taken under the private CRA agreements. This last provision of the Gramm-Leach-Bliley Act addresses the increasingly common practice whereby a bank or holding company undertaking acquisition of another bank or holding company would enter into an agreement with parties who might otherwise file with bank regulators a CRA protest of the acquisition. The details of these agreements have not been universally disclosed by acquiring institutions in the past.

FEDERAL HOME LOAN BANKS

         The Federal Home Loan Banks serve as credit sources for their members. As a member of the FHLB of Seattle, the Bank is required to maintain an investment in the capital stock of the FHLB of Seattle in an amount calculated by reference to the member institution's assets and the amount of loans, or "advances," from the FHLB. The Bank is in compliance with this requirement, with an investment in FHLB of Seattle stock of $3,880,700 at December 31, 1999. See, "DESCRIPTION OF BUSINESS - SOURCE OF FUNDS."

         Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLB. The standards take into account a member's performance under the Community Reinvestment Act and its record of lending to first-time home buyers.

STATE BANKING REGULATION

         As an Oregon-chartered bank, the Bank is subject to regular examination by the Oregon Department of Consumer and Business Services -- Division of Finance and Corporate Securities. State banking regulation affects the internal organization of the Bank as well as its savings, lending, investment and other activities. State banking regulation may contain limitations on an institution's activities that are in addition to limitations imposed under federal banking law. The Oregon Department of Consumer and Business Services may initiate supervisory measures or formal enforcement actions, and if the grounds provided by law exist, the Oregon Department of Consumer and Business Services may take possession and control of an Oregon-chartered bank.

MONETARY POLICY

         The earnings of financial institutions are affected by the policies of regulatory authorities, including monetary policy of the Federal Reserve Board. An important function of the Federal Reserve System is regulation of aggregate national credit and money supply. The Federal Reserve Board accomplishes these goals with measures such as open market dealings in securities, establishment of the discount rate on bank borrowings and changes in reserve requirements against bank deposits. These methods are used in varying combinations to influence overall growth and distribution of financial institutions' loans, investments and deposits, and they also affect interest rates charged on loans or paid on deposits. Monetary policy is influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government. Federal Reserve Board monetary policy has had a significant effect on the operating results of financial institutions in the past, and it can be expected to influence operating results in the future.

RECENT LEGISLATION -- FINANCIAL HOLDING COMPANIES. On November 12, 1999 the Gramm-Leach-Bliley Act became law, repealing the 1933 Glass-Steagall Act's separation of the commercial and investment banking industries. The Gramm-Leach-Bliley Act expands the range of nonbanking activities a bank holding company may engage in, while preserving existing authority for bank holding companies to engage in activities that are closely related to banking. The new legislation creates a new category of holding company called a "Financial Holding Company," a subset of bank holding companies that satisfy the following criteria:

         - all of the depository institution subsidiaries must be well capitalized and well managed;

         - the holding company must file with the Federal Reserve Board a declaration that it elects to be a financial holding company to engage in activities that would not have been permissible before the Gramm-Leach-Bliley Act; and

         - all of the depository institution subsidiaries must have a Community Reinvestment Act rating of "satisfactory" or better.

Financial holding companies may engage in any activity that (i) is financial in nature or incidental to such financial activity or (ii) is complementary to a financial activity and does not pose a substantial risk to the safety and soundness of depository institutions or the financial system generally. The Gramm-Leach-Bliley Act specifies certain activities that are financial in nature. These activities include:

                  -        acting as principal, agent or broker for insurance;

                  - underwriting, dealing in or making a market in securities; and

                  -        providing financial and investment advice.

The Federal Reserve Board and the Secretary of the Treasury have authority to decide whether other activities are also financial in nature or incidental to financial activity, taking into account changes in technology, changes in the banking marketplace, competition for banking services and so on.

         The Gramm-Leach-Bliley Act has only recently become law. Regulations of the banking agencies implementing the legislative changes can be expected in the near future. Except for the increase in competitive pressures faced by all banking organizations that is a likely consequence of the Gramm-Leach-Bliley Act, the legislation and implementing regulations are likely to have a more immediate impact on large regional and national institutions than on community-based institutions engaged principally in traditional banking activities. Because the legislation permits bank holding companies to engage in activities previously prohibited altogether or severely restricted because of the risks they posed to the banking system, implementing regulations can be expected to impose strict and detailed prudential safeguards on affiliations among banking and nonbanking companies in a holding company organization. Additionally, because the legislation allows various affiliates within a single holding company organization to serve a broader array of customers' financial goals, including their banking, insurance and investment goals, implementing regulations can be expected to impose strict safeguards on sharing of customer information among affiliated entities within an organization.

ITEM 2. PROPERTIES


         The following table provides information concerning the Bank's banking offices. Each of the offices is equipped with drive-up teller facilities as well as ATMs.

        LOCATION                                    OWNED/LEASED                         OTHER INFORMATION
        ------------------------------    ----------------------------------    -------------------------------------
        MAIN OFFICE:
        1455 East McAndrews Road          Owned                                 Approximately 6,000 square feet
        Medford, Oregon 97504                                                   Opened in 1990
        BRANCHES:

        Black Oak Branch                  Owned                                 Approximately 5,000 square feet
        2600 East Barnett Road                                                  Opened in 1994
        Medford, Oregon 97504

        Central Point Branch              Leased, but Bank of Southern          Approximately 5,200 square feet
        300 East Pine Street              Oregon and the lessor have            Opened in March 1999
        Central Point, Oregon 97502       agreed that Bank of Southern
                                          Oregon shall purchase the
                                          property after March 1, 2001 for
                                          $550,000

         The Bank's administrative offices were located in a 1,600 square foot building located next to the main office. The facility is owned by the Bank's subsidiary, McAndrews Commercial Property, Inc. McAndrews Commercial Property, Inc. conducts no business and exists solely to hold this real property. The bank also owns a 3,500 square foot facility in Medford, which is used by the compliance department and proof department. In December 1999, the Bank acquired a 13,000 square foot facility in Medford for $1.825 million in cash. The Bank's administrative functions were relocated to the new facility, including its executive offices and a loan production department. Approximately one half of the new administrative office located at 503 Airport Road, Medford has been leased back to the seller of the property by the Bank for a 2-year term, with an annual rent of approximately $101,000.

         At December 31, 1999 the net book value of the Bank's investment in premises and equipment totaled $6.1 million.


ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

         The following sets forth certain information regarding the directors and executive officers of the Bank. Directors serve for a term of one year.

         JEFFREY L. CHAMBERLAIN, age 55, is a self-employed private investor and developer, specializing in the development of healthcare facilities. Mr. Chamberlain has a Bachelor of Science degree in business administration from Portland State University. He has served on the Board since April 1990.

         JOHN A. DUKE, age 61, is a self-employed investment manager. Mr. Duke has served as the Chairman of the

Bank's Board of Directors since its organization in April 1990. He also served as the Chairman of the Board of Directors of Jefferson State Bank from the organization of Jefferson State Bank in 1978 through its sale to First Interstate Bank of Oregon in May 1989.

         DENNIS N. HOFFBUHR, age 51, is the owner and president of Hoffbuhr and Associates, Inc. a land surveying and land use planning firm. He is a registered land surveyor certified by the Oregon State Board of Engineering Examiners. Mr. Hoffbuhr has served on the Board since April 1990.

         PATRICK G. HUYCKE, age 50 is an attorney with the firm of Huycke, Boyd & Maulding LLP. Mr. Huycke received a JD degree from Willamette University, and has practiced law for 23 years. Mr. Huycke served as a director of Jefferson State Bank from 1983 to 1989, and has been a director of the Bank since 1994.

         RICHARD K. KARCHMER, age 57, is a physician in the practice of medical oncology and hematology at the Medford Clinic. He has been a director since April 1990.

         JOHN L. ANHORN, age 57, has over 35 years of banking experience and has served as President and CEO since May 1998. Mr. Anhorn worked for 25 years at First Interstate Bank of Oregon serving in many capacities. In August of 1989 he joined Western Bank where he served as President until leaving in April of 1997 after Western Bank's merger with Washington Mutual.

         JAMES L. PATTERSON, age 60, recently retired from Pacific Power after 34 years of service in various management assignments. He currently is self-employed as a business consultant. Mr. Patterson became a director of the Bank in January 1999.

EXECUTIVE OFFICERS OF THE BANK

         Set forth below is information about the executive officers other than John L. Anhorn, who is listed above. Executive officers serve at the discretion of the Board of Directors.

         RICHARD R. HIEB, age 55, has over 35 years of experience working for commercial banks. Mr. Hieb has served as Executive Vice President and Chief Operating Officer since May 1998. Prior to that time, Mr. Hieb served as an Executive Vice President and Chief Administrative Officer of Western Bank, a division of Washington Mutual.

         BRUCE R. MCKEE, age 49, is a certified public accountant in both Oregon and California and has been with the Bank as Vice President and Chief Financial Officer since December 1998. Prior to this position, he spent eleven years with Grant Thornton International, Management Consultants and Accountants, as a consultant and auditor for numerous financial institutions, including independent commercial banks. He also served for six years as Chief Financial Officer and Director of Finance for a large healthcare company located on the west coast.

         TAMMY D. GLASS, age 40, has 20 years banking experience. She began employment with Jefferson State Bank as a teller and was the operations officer of the main branch at the time the Bank was acquired by First Interstate Bank. She remained with First Interstate Bank in the Operations Department until May of 1990. She joined the Bank when it opened in June 1990 as the Operations Officer. She is currently Vice President of Operations/Human Resources and Marketing.

         ROBERT A. JOHNSON, age 61, has been in banking for 39 continuous years; 34 years with First Interstate Bank of Oregon and 5 years with Western Bank, a division of Washington Mutual. He has served as a regional credit administrator at both institutions. His last position was that of Team Leader for commercial lenders. He currently serves as Senior Vice President and Credit Administrator.

ITEM 4.  REMUNERATION OF DIRECTORS AND OFFICERS


         The table below shows the total compensation paid to the President and each executive officer that received in excess of $100,000 during 1999:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                             -------------------------------------
                                            ANNUAL COMPENSATION                       AWARDS               PAYOUTS
                                  ----------------------------------------   --------------------------    -------

                                                                ($)             ($)            (#)
                                    ($)                    OTHER ANNUAL      RESTRICTED    SECURITIES       ($)           ($)
NAME AND                          SALARY        ($)        COMPENSATION      STOCK         UNDERLYING       LTIP       ALL OTHER
PRINCIPAL POSITION       YEAR       (1)        BONUS            (2)           AWARDS         OPTIONS       PAYOUTS   COMPENSATION(3)
---------------------    -----    --------    --------    ----------------   ----------    ------------    -------   ---------------
                                  ,c.
John L. Anhorn,          1999     $152,000    $20,000     $           (2)    $       0               0     $    0    $        3,000
President and Chief      1998     $ 98,700    $     0     $           (2)    $       0          75,000     $    0    $        1,500
Executive Officer        1997      N/A (4)        N/A                 N/A          N/A             N/A        N/A               N/A

Richard R. Hieb,         1999     $110,000    $15,000     $           (2)    $       0               0     $    0    $        2,000
Executive Vice           1998     $58,000     $     0     $           (2)    $       0          60,000     $    0    $        1,000
President, Chief         1997      N/A (4)        N/A                 N/A          N/A             N/A        N/A               N/A
Operating Officer
and Secretary

(1) Includes amounts deferred at the election of the named executive officers pursuant to the 401(k) Plan of the Bank.
(2) Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of total salary and bonus.
(3)      Represents matching contributions of the Bank under its 401(k) plan.
(4)      Mr. Anhorn and Mr. Hieb joined the Bank effective May 1, 1998.

         In addition to the compensation indicated above, executive officers receive certain fringe benefits such as health and life insurance coverage and other customary benefits offered by the Bank. The value of such benefits is less than $10,000 per executive officer per year.

         The incentive compensation plan for executive officers is based on a structured set of objectives determined by the Board of Directors and the affected executives each year. Performance is monitored throughout the year and payment of incentive compensation is conditioned on meeting the established objectives. Generally, such objectives include specified targets for return on assets, audit compliance, achievement of Strategic Plan objectives, and overall management of the Bank. Incentive compensation for other officers and salaried employees is similarly based on achievement of established objectives, bank profitability and individual performance.

         Directors receive a fee of $1,000 per month, except for the Vice-chairman, who received a fee of $1,300 per month. In addition, each director receives $150 for each meeting attended that is not a regularly scheduled monthly Board meeting.

ITEM 5.       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table indicates the beneficial ownership of the Bank common stock as of March 17, 2000:

                  -        by directors and executive officers of the Bank,

                  - by each person who is known by the Bank to own beneficially more than 5% of the outstanding shares of the Bank common stock, which information has been derived from beneficial ownership reports filed by those persons with the Federal Deposit Insurance Corporation under Section 13(d) of the Securities Exchange Act of 1934, and

                  - by all directors and executive officers of the Bank as a group.

         Unless otherwise stated, voting and investment power are exercised solely by the person named or are shared with members of his or her household. For purposes of the table, a person is considered to own beneficially any shares for which he or she exercises sole or shared voting or investment power, plus the number of shares the individual has the right to acquire within 60 days. Shares deemed to be outstanding are calculated on the basis of 4,857,540 shares outstanding, plus the number of shares a person or group has the right to acquire within 60 days.

                                                                            SHARES OF      SHARES         PERCENT
                                                                             COMMON        ACQUIRABLE     OF
                                  POSITION WITH BANK OF SOUTHERN              STOCK        WITHIN 60      COMMON
NAME OF BENEFICIAL OWNER          OREGON                                      OWNED           DAYS          STOCK
------------------------------    -------------------------------------    ------------    -----------    ----------

John L. Anhorn............        Director, President and Chief                  7,000              0           (1)
                                  Executive Officer
Jeffrey L. Chamberlain....        Director                                      66,720         31,200          2.0%
John A. Duke..............        Chairman of the Board and Director           467,440 (2)      2,400          9.7%
     P.O. Box 430
     Rogue River, Oregon
97537                             None                                         356,698              0          7.3%
John C. and Penny D. Esser
     1544 Nottingham Circle
     Medford, Oregon 97504        Vice President of Operations/Human            10,500          3,726           (1)
Tammy D. Glass............        Resources and Marketing
                                  Director Nominee, Executive Vice               4,000              0           (1)
Richard R. Hieb...........        President, Chief Operating Officer
                                  and Secretary                                 26,368         26,200          1.1%
Dennis N. Hoffbuhr........        Director                                     103,634              0          2.1%
Patrick G. Huycke.........        Vice Chairman and Director                         0              0          0.0%
Robert A. Johnson.........        Senior Vice President and Credit
                                  Administrator                                 42,336         31,200          1.5%
Richard K. Karchmer.......                                                           0              0          0.0%
Bruce R. McKee............        Director                                       1,000              0           (1)
James L. Patterson........        Vice President and Chief Financial
All directors and executive       Officer
officers as a group (11           Director                                     728,998         94,726         16.6%
persons)..................

                                  N/A

(1)      Less than one percent.
(2) Includes 447,440 shares held by the John A. Duke Trust, of which Mr. Duke is co-trustee. Excludes 77,800 shares held by Mr. Duke's adult daughters.

The Bank is not aware of any beneficial holder of 5% or more of its common stock other than as set forth in the table above.

ITEM 6. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS.

         The Bank has deposit and lending relationships with directors and officers of the Bank, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. Refer to Note 12 of Notes to Consolidated Financial Statements of the Bank.

         None of the loans to directors, officers or their affiliates is or has been nonperforming, nor have any of the loans been restructured or subject to special mention due to potential credit problems known to the Bank. All of the loans are current and all required payments thereon have been made. As of December 31, 1999, the aggregate outstanding amount of all loans to officers and directors was approximately $4.561 million, which represented 30.9% of the Bank's shareholders' equity on that date. During 1999, the aggregate indebtedness of all directors and officers as a group to the Bank exceeded 20% of the Bank's equity capital, and the indebtedness of Directors Jeffrey L. Chamberlain and John A. Duke to the Bank exceeded the lesser of $5 million or 10% of the Bank's equity capital. The following table shows the largest aggregate indebtedness outstanding at any time in 1999 on the part of Messrs. Chamberlain and Duke and all directors and officers as a group, as well as the amount outstanding as of December 31, 1999.

                                                                              PERCENT OF
                                                                            SHAREHOLDERS'            AMOUNT
                                        LARGEST                              EQUITY AS OF        OUTSTANDING AS
                                        AMOUNT                               DECEMBER 31,       OF DECEMBER 31,
                                      OUTSTANDING           DATE                 1999                 1999
                                     --------------    ----------------    -----------------    -----------------

   Mr. Jeffrey L. Chamberlain        $   1,917,000     December 31, 1999              13.0%     $      1,917,000


   Mr. John A. Duke..........        $   1,747,000     January 1, 1999                11.8%     $      1,572,000

   All Directors and Officers
   as a Group................        $   4,561,000     December 31, 1999              30.9%     $      4,561,000

PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK. Shares of the Bank's common stock are traded on the OTC Bulletin Board under the symbol "BSOR." The OTC Bulletin Board is an electronic, screen-based market maintained by the National Association of Securities Dealers, Inc.'s subsidiary, NASD Regulation, Inc. These over-the-counter market quotations and the data in the table to follow do not reflect retail mark-up, mark-down or commissions and do not necessarily represent actual transactions. The following table shows the high and low closing prices of Bank of Southern Oregon common stock in 1998 and 1999, adjusted for stock splits.

                                              BANK OF SOUTHERN OREGON
                                                      COMMON STOCK
                                              -------------------------

                                                 HIGH          LOW
                                              ----------    -----------

                1998:
                           First Quarter.     $    7.00     $     6.67
                           Second Quarter     $   11.50     $     7.88
                           Third Quarter.     $   10.75     $     8.63
                           Fourth Quarter     $    9.50     $     7.50
                1999:
                           First Quarter.     $    8.75     $     8.25
                           Second Quarter     $    8.25     $     7.25
                           Third Quarter.     $    7.38     $     7.12
                           Fourth Quarter     $    8.00     $     6.50

                  The Bank split its stock 3-for-1 in June 1998 and 2-for-1 in July 1997.

         DIVIDENDS. The Bank has not paid any cash dividends or made other cash distributions to its shareholders and does not expect to declare or pay cash dividends or other cash distributions for the foreseeable future. The ability of the Bank to pay dividends to its shareholders is subject to bank regulatory restrictions. See, "SUPERVISION AND REGULATION - LIMITS ON DIVIDENDS AND OTHER PAYMENTS."

 As of March 17, 2000, the common stock was held of record by approximately 248 stockholders.

         State and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its stockholders. See "SUPERVISION AND REGULATION - DIVIDENDS." The Bank's policy is to review the Bank's financial performance, capital adequacy, regulatory compliance and cash resources to determine if it is appropriate for the Bank to declare and pay a cash or stock dividend to its shareholders. Any such dividends are subject to these limitations and to the discretion of the Board of Directors.

ITEM 2.       LEGAL PROCEEDINGS

         From time to time the Bank is involved in various legal proceedings that are incidental to its business. In the opinion of management, no current legal proceedings are material to the financial condition of the Bank, either individually or in the aggregate. Currently, the Bank is a defendant in a case filed in the U.S. District Court for the District of Oregon. The case involves collection of a letter of credit totaling $100,000 issued by the Bank for the benefit of one of its customers. The letter of credit has been provided by the Bank to a surety company, enabling the customer to obtain a performance bond. The Bank is not insured for this claim. However, management believes that its position concerning the claim is reasonable and that the Bank will prevail if the claim goes to trial.

ITEM 3.       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         None.

ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         None.


ITEM 5.       COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires Bank of Southern Oregon's directors and executive officers, as well as persons who own more than 10% of a registered class of Bank of Southern Oregon's equity securities, to file initial reports of ownership and later reports of changes in ownership of Bank of Southern Oregon common stock. Based solely on review of copies of the reports furnished to Bank of Southern Oregon and written representations to the bank, to the best of Bank of Southern Oregon's knowledge all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with in 1999, except that Director Huycke reported a stock option exercise in an untimely manner on one occasion.


PART F/S

         The financial statements called for by this Part F/S are listed in the Index to Financial Statements on Page F-1 (sequential page 25).

PART III



ITEM 1.  INDEX TO EXHIBITS

         The following exhibits are being filed herewith:


                                                                                                        Sequential
Exhibit                                                                                                Page Number
-------                                                                                                -----------
2.1      Articles of Incorporation of Bank of Southern Oregon...............................................*

2.2      Restated Bylaws of Bank of Southern Oregon.........................................................*

3.1      Specimen Stock Certificate.........................................................................*

6.1      Employment Agreement, dated April 2, 1998, by and between
         Bank of Southern Oregon and John Anhorn............................................................*

6.2      Employment Agreement, dated April 2, 1998, by and between
         Bank of Southern Oregon and Rich Hieb..............................................................*

6.3      Lease and Purchase Agreement, dated December 3, 1998, by and between Michael Littrell and Bank of Southern Oregon........................................................................*

6.4      1992 Combined Incentive and Non-Qualified Stock Option Plan........................................*

6.5      Federal Home Loan Bank of Seattle Advances, Security and Deposit Agreement dated
         January 21, 1999.............................................................................50 - 53

* Previously filed on Form 10-SB filed with the FDIC on April 29, 1999.

                                   SIGNATURES


         In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on March 29, 2000.

                                    BANK OF SOUTHERN OREGON
                                    (Registrant)



                                    By: /s/  John L. Anhorn
                                        -------------------------------------
                                        President and Chief Executive Officer

         In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on the 29th day of March, 2000.

Principal Executive Officer

By /s/                                                        President and Chief Executive Officer and Director
      ------------------------------

         John L. Anhorn

Principal Financial and Accounting Officer

By /s/                                                        Vice President and Chief Financial Officer
      ------------------------------

         Bruce R. McKee


By /s/                                                        Director and Chairman of the Board
      ------------------------------

         John A. Duke

By /s/                                                        Director
      ------------------------------

         Jeffrey L. Chamberlain

By /s/                                                        Director
      ------------------------------

         Dennis N. Hoffbuhr

By /s/                                                        Director
      ------------------------------

         Patrick G. Huycke

By /s/                                                        Director
      ------------------------------

         Richard K. Karchmer

By /s/                                                        Director
      ------------------------------

         James L. Patterson

                                                                     EXHIBIT 6.5
                    ADVANCES, SECURITY AND DEPOSIT AGREEMENT

                                January 21, 1999

         This Advances, Security and Deposit Agreement ("Agreement") is made as of the above date and is between the Federal Home Loan Bank of Seattle, including its successors ("Seattle Bank"), and Bank of Southern Oregon, including its successor ("Customer"). Except as to Customers which have not signed prior Agreements, it renews, amends and restates prior contracts between the parties or their predecessors entitled "Advances Agreement, Pledge Agreement and Security Agreement" and "Deposit Account Resolution."

                                    Recitals
                                    --------

      A. The Seattle Bank is authorized by the Federal Home Loan Bank Act, as amended, and related regulations and directives ("Act"), and by the Seattle Bank's own policies, to make loans to the Customer ("Advances"). The Seattle Bank is also authorized to provided demand and time deposit accounts to the Customer ("Accounts") and to perform additional services, all of which may create obligations from the Customer to the Seattle Bank ("Other Obligations"). Other Obligations may include, without limitation, debts by reason of interest rate swap agreements, letters of credit, overdrafts, settlements, and wire transfers.

      B. This Agreement, and related polices which are, from time to time, sent by the Seattle Bank to its Customers, specifies the terms and conditions under which the Seattle Bank may make Advances available to the Customer; open and use Accounts; and collateralize such Advances and Other Obligations.

                                   Agreements
                                   ----------

      1. Prior to or at the time of the execution and delivery of this Agreement, the Customer has provided the Seattle Bank with a certified copy of a resolution adopted by the Customer's Board of Directors or other governing body ("Resolution") approving this Agreement and authorizing designated officers or employees of the Customer to obtain Advances, open and use Accounts, and incur Other Obligations. The Seattle Bank may rely upon, and the Customer is estopped from denying, the authority of the persons designated in the Resolution.

      2. The Customer may request Advances from the Seattle Bank by applying to the Seattle Bank in such form as it shall require.

      3. Each Advance shall be evidenced by a promissory note ("Note") or by another confirming document as required by the Seattle Bank. The applicable terms and conditions of this Agreement are incorporated therein as well as in other agreements, if any, that relate to Other Obligations.

      4. On the first day of each month or at such other times that payments of principal and/or interest are due, the Customer agrees to pay, or to authorize a charge to the Customer's Account for the principal and/or interest that is due on each outstanding Advance, Note or Other Obligation. Interest shall be charged at the rate set forth in the Note or other instrument evidencing the Indebtedness. Delinquent principal and/or interest may bear interest, at the option of the Seattle Bank, equal to the Seattle Bank's then-current Flexible Balance advance rate.

      5. As collateral ("Security") for the payment of all Advances, Notes or Other Obligations (collectively, "Indebtedness") of the Customer to the Seattle Bank, the Customer hereby assigns, pledges and grants security interests to the Seattle Bank ("Security Interest") in the following: (a) its stock in the Seattle Bank (which cannot be pledged to another entity); (b) its funds on deposit with the Seattle Bank; (c) its notes or other instruments representing obligations of third parties, including the proceeds thereof; and any related mortgages or deeds of trust ("Mortgages") securing any of them and/or any securities representing an interest in such Mortgages; (d) securities issued, insured or guaranteed by the United States government or by any agency thereof; (e) other real estate-related collateral; and (f) its instruments, accounts, general intangibles, inventory, equipment and other property in which a security interest can be granted by the Customer to the Seattle Bank. Upon the withdrawal from membership in the Seattle Bank, and as the final part of the plan of liquidation of the Customer's Indebtedness to the Seattle Bank, the stock of such Customer may be redeemed and credited upon the indebtedness of the Customer, in whole or in part, for an amount equal to the par value of the stock which would otherwise be paid to the Customer by the Seattle Bank.

      6. The Customer agrees that it holds the Security for the benefit of, and subject to the direction and control of, the Seattle Bank; including limitation, the following; (a) Security and Security Interests shall include and extend to after-acquired Security; (b) the Customer may use, commingle or dispose of all or part of the Security or proceeds thereof if, at all times, it owns and maintains Security of the types and kinds specified by the Act and as required to meet the requirements thereof, free and clear of pledges, liens, or other encumbrances of third parties, in such amount of the outstanding indebtedness as may be specified by the Seattle Bank from time to time; (c) at its expense and as soon as possible upon demand by the Seattle Bank, the Customer will assemble, segregate and/or deliver such portions of the Security as are directed by the Seattle Bank at or to a location designated by it; will allow the Seattle Bank to participate in such assembly, segregation or delivery and to verify or audit such Security, including, without limitations, access to the Customer's premises and record for such purposes; and will protect and promptly disclose to the Seattle Bank any material change in value of the Security so assembled, segregated or delivered; (d) the Customer promptly will make, execute and deliver to the Seattle Bank such assignments, listings, powers or other documents as the Seattle Bank may reasonably request concerning the Security;
(e) at it expense, the Customer promptly will provide to the Seattle Bank such reports, audits and confirmations regarding the Security as the Seattle Bank may reasonably request; and (f) the Customer shall pay to the Seattle Bank any reasonable fees associated with the processing, control, and maintenance of such Security.

      7. Upon the occurrence of any one or more of the following events ("Default"), the Seattle Bank may, without notice, declare and thereby cause all Indebtedness of the Customer to be due and payable immediately; (a) failure of the Customer to make any payments due on any Indebtedness, or breach of or failure to perform any other duty as provided herein or in any other agreement to which the Customer and the Seattle Bank are parties; (b) any taking over of the Customer or any of its assets by a supervising agency, or an application for or the appointment of a conservator, receiver, trustee or liquidator for it or any of its assets; (c) an adjudication of the Customer's bankruptcy or insolvency; (d) an assignment by the Customer for the benefit of creditors, a general transfer of its assets for any purpose or any other form of liquidation, merger, sale of assets or dissolution of or by the Customer; (e) existence of facts indicating a representation, statement or warranty made or furnished to the Seattle Bank by or on behalf of the Customer in connection with all or part of any Indebtedness or other transaction was or is false in any material respect; (f) damage, loss, sale or encumbrance of any of the Security except as permitted by the Agreement; (g) any levy, seizure, garnishment (as the debtor), execution, attachment or other process issued against the Customer; (h) any event which results in acceleration of the maturity of any debt of the Customer to others; (i) good faith determination by the Seattle Bank that the Customer's ability to repay any Indebtedness has become impaired or that a material adverse change has occurred in the financial condition of the Customer from that disclosed to the Seattle Bank at the time of creation of any Indebtedness or subsequently; (j) termination of the Customer's membership in the Seattle Bank; or (k) good faith determination by the Seattle Bank that there is a reasonable possibility that the Indebtedness would not be paid in full from the proceeds of a liquidation of the Security if the Seattle Bank did not declare a Default.

      8. At any time after Default, the Customer may not substitute Security without permission of the Seattle Bank, and the Seattle Bank shall have all of the rights and remedies of a secured party under the Act, the Uniform Commercial Code of the State of Washington and/or as otherwise provided by law, by this Agreement or by any other agreement between the parties ("Default Rights") including, without limitation, the Seattle Bank's right to take immediate possession of any or all Security wherever located and to dispose of the Security in accordance with applicable law. If any notice of disposition of Security is required by law, such notification shall be deemed reasonable and properly given if mailed, postage prepaid, at least five calendar days before such disposition to the last address of the Customer then appearing on the records of the Seattle Bank. The proceeds of any disposition of Security shall be applied in the following order to payment of: (a) all reasonable expenses incurred by or on behalf of the Seattle Bank for the collection, care, safekeeping, sale, foreclosure, delivery or other disposition of Security including, without limitations, insurance, commissions, guarantees, security valuation fees, expenses, costs and reasonable attorneys' fees incurred in connection therewith;
(b) interest on all Indebtedness, whether due or accrued; (c) the principal amount of all Indebtedness; (d) any secondarily secured debt of the Customer to any third party who proves its subordinate security interest in the Security to the reasonable satisfaction of the Seattle Bank; and (e) any remainder to the Customer. If there is a deficiency, the Customer shall be liable to the Seattle Bank therefor. No delay by the Seattle Bank in the exercise of its Default Rights shall operate as a waiver, and a wavier of any specific Default Right shall not constitute a waiver of any other Default Right not specifically waived. The Customer hereby irrevocably appoints the Seattle Bank and/or its designee as its true and lawful attorney in fact to deal in any manner with the Security in the event of a Default.

      9. The Customer may open Accounts with the Seattle Bank subject to the Regulations of the Seattle Bank. Any Customer's funds deposited in Accounts shall be subject to withdrawal or charge at any time and from time to time upon wire transfers or any other orders for the payment of money when made and drawn on behalf of the Customer by a person or persons authorized by the Customer. The Seattle Bank is authorized to pay any such wire transfers or other orders, provided they are in the form prescribed by it, and to charge the Customer's Accounts therefor, without inquiry as to the circumstances of issue or the disposition of the proceeds, even if drawn to the individual order of any authorized person or payable to others for his account.

      10. The Seattle Bank, if it acts in good faith and with ordinary care (and without liability if it does so act), can charge the Accounts with orders received by the Seattle Bank from any person acting for or purporting to act for the Customer by telephone, or otherwise orally, for the transfer of funds to others, including the person giving such instructions or payable to others for his account, or between Accounts of the Customer. All authorized Seattle Bank charges and fees will be charged monthly to such Accounts.

      11. The Customer shall maintain a net positive collected balance in all of its Accounts. The Seattle Bank shall have the option of closing or restricting the use of Accounts in which positive balances are not maintained. For each day the aggregate collected balance of an Account is negative, the Customer shall pay such charges as are consistent with the Seattle Bank's published schedules.

      12. The Customer agrees to provide to the Seattle Bank, with five days after a request, its business plans and other financial data. In connection with, and as an extension of, any other informational rights of the Seattle Bank relating to examination of the Customer by a supervising agency and reports relating thereto, the Customer agrees that all Security shall always be subject to audit and verification, at the Customer's expense, by or on behalf of the Seattle Bank and that the Seattle Bank shall have access to the Customer's premises and records for that purpose.

      13. If the services of an attorney, either with or without suit, are engaged by the Seattle Bank in connection with any Default or any dispute relating to this Agreement, the Customer agrees to pay the Seattle Bank's reasonable attorneys' fees, expenses and cost incurred in connection therewith.

      14. This Agreement shall be construed and enforced according to the laws of the State of Washington and the Act. I f any provision hereof is inconsistent with the Act, this Agreement shall be deemed amended to the end that such provision is not in conflict with the Act. In the event any such provision cannot be so amended and is found to be contrary to law, the balance of this Agreement shall remain in full force and effect if so elected by the Seattle Bank.

      15. This Agreement shall continue until terminated by written notice from one party to the other, provided that this Agreement shall remain applicable to all then outstanding Indebtedness and duties of the Customer and to the documents relating thereto.

  Bank of Southern Oregon
-------------------------
         (Name of Customer)
---------

By    John L. Anhorn                     President & CEO
   -----------------------------------------------------
         (Name)                             (Title)

/s/ John L. Anhorn
------------------------------------------------
         (Signature)

Its President & CEO                             Date: February 1, 1999
   ---------------------------------------------     -----------------
(Title)
---------

and

By Richard Hieb                              EVP & COO
  ----------------------------------------------------
         (Name)
(Title)
---------

/s/ Richard Hieb
--------------------------------------------------
         (Signature)

Its EVP & COO                                      Date: February 1, 1999
   ------------------------------------------------     -----------------
         (Title)

FEDERAL HOME LOAN BANK OF SEATTLE

By
         (Name)                     (Title)


         (Signature)

Its                                              Date:                    , 199
   ----------------------------------------------      -------------------

                    REPORT OF SYMONDS, EVANS & LARSON, P.C.,
                              INDEPENDENT AUDITORS


To the Board of Directors and
Stockholders of Bank of Southern Oregon


We have audited the accompanying consolidated balance sheet of Bank of Southern Oregon and subsidiaries as of December 31, 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of Bank of Southern Oregon and subsidiary as of December 31, 1998, and for each of the years in the two-year period then ended, were audited by other auditors whose report dated February 26, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank of Southern Oregon and subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Symonds, Evans and Larson, P.C.

January 14, 2000
Portland, Oregon

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                           December 31, 1999 and 1998


                              ASSETS                                                     1999             1998
                              ------                                               --------------   ---------------
Cash and cash equivalents:
   Cash and due from banks                                                         $    7,163,535   $     4,578,193
   Interest-bearing deposits with Federal Home Loan Bank                                2,851,791        14,836,932
   Federal funds sold                                                                   4,900,000        10,000,000
   Securities purchased under agreements to resell                                        498,402         1,538,900
                                                                                   --------------   ---------------
       Total cash and cash equivalents                                                 15,413,728        30,954,025
Investment securities available-for-sale                                               22,045,199         5,432,042
Interest-bearing deposit with Federal Home Loan Bank                                    1,000,000         6,000,000
Federal Home Loan Bank stock                                                            3,880,700         3,604,200
Loans, net                                                                            109,628,914        96,773,354
Premises and equipment, net                                                             6,068,916         2,907,805
Accrued interest and other assets                                                       2,946,557         1,178,587
                                                                                   --------------   ---------------

       Total assets                                                                $  160,984,014   $   146,850,013
                                                                                   ==============   ===============

               LIABILITIES AND STOCKHOLDERS' EQUITY
               ------------------------------------
Deposits:
   Demand                                                                          $   28,184,424   $    20,427,614
   Interest-bearing demand                                                             63,544,624        59,987,310
   Savings                                                                              4,146,873         2,571,111
   Time                                                                                44,108,291       43,643,622
                                                                                   --------------   ---------------
       Total deposits                                                                 139,984,212       126,629,657
Federal Home Loan Bank borrowings                                                       5,245,161         5,845,161
Accrued interest and other liabilities                                                    997,971           531,928
                                                                                   --------------   ---------------
       Total liabilities                                                              146,227,344       133,006,746
Commitments and contingencies (Notes 1, 9, 15 and 18)
Stockholders' equity:
   Common stock, no par value; 10,000,000 shares
     authorized; 4,837,740 shares issued and
     outstanding (4,798,000 in 1998)                                                   12,451,359        12,314,260
   Retained earnings                                                                    2,787,275         1,530,128
   Accumulated other comprehensive loss                                                  (481,964)           (1,121)
                                                                                   --------------   ---------------
       Total stockholders' equity                                                      14,756,670        13,843,267
                                                                                   --------------   ---------------
       Total liabilities and stockholders' equity                                  $  160,984,014   $   146,850,013
                                                                                   ==============   ===============

                             See accompanying notes.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                  Years ended December 31, 1999, 1998 and 1997


                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------
Interest income:
   Interest and fees on loans                                     $    9,489,825    $   9,915,070    $    9,714,686
   Taxable interest on investment securities                           1,126,920          476,952           563,566
   Interest-bearing deposits with Federal Home Loan Bank                 721,824          680,156           337,715
   Federal funds sold                                                    468,490          345,571           374,719
   Dividends on Federal Home Loan Bank stock                             276,666          259,850           245,386
   Securities purchased under agreements to resell                        32,607           48,795            23,603
                                                                  --------------    -------------    --------------
              Total interest income                                   12,116,332       11,726,394        11,259,675
Interest expense:
   Deposits:
     Interest-bearing demand                                           2,138,722        2,283,542         2,421,683
     Savings                                                             109,182           74,370            70,532
     Time                                                              2,258,864        2,470,052         1,794,487
                                                                  --------------    -------------    --------------
              Total interest expense on deposits                       4,506,768        4,827,964         4,286,702
   Interest on Federal Home Loan Bank borrowings                         324,466           89,160                 -
                                                                  --------------    -------------    --------------
              Total interest expense                                   4,831,234        4,917,124         4,286,702
                                                                  --------------    -------------    --------------
Net interest income                                                    7,285,098        6,809,270         6,972,973
Loan loss provision                                                      640,000        1,652,113         1,731,000
                                                                  --------------    -------------    --------------
Net interest income after loan loss provision                          6,645,098        5,157,157         5,241,973
Noninterest income:
   Service charges on deposit accounts                                   364,776          373,716           357,046
   Gains on sales of investment securities, net                                -          114,719            34,289
   Other                                                                 127,039           42,912            11,022
                                                                  --------------    -------------    --------------
              Total noninterest income                                   491,815          531,347           402,357
Noninterest expense:
   Salaries and employee benefits                                      2,767,981        1,898,147         1,693,785
   Professional fees                                                     396,482          431,807           271,037
   Equipment                                                             337,979          287,343           165,156
   Occupancy, net                                                        219,496          138,750           134,441
   Data processing                                                       211,531          208,383           174,202
   Advertising                                                           187,818           84,015            51,669
   Other                                                               1,006,199          709,572           426,241
                                                                  --------------    -------------    --------------
              Total noninterest expense                                5,127,486        3,758,017         2,916,531
                                                                  --------------    -------------    --------------
Income before income taxes                                             2,009,427        1,930,487         2,727,799
Provision for income taxes                                               768,000          748,000           986,000
                                                                  --------------    -------------    --------------
Net income                                                        $    1,241,427    $   1,182,487    $    1,741,799
                                                                  ==============    =============    ==============
Earnings per common share:
   Basic                                                          $         0.26    $        0.25    $         0.37
                                                                  ==============    =============    ==============

   Diluted                                                        $         0.25    $        0.24    $         0.36
                                                                  ==============    =============    ==============

                             See accompanying notes.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                  Years ended December 31, 1999, 1998 and 1997

                                                                                                Accumulated
                                                                                                   other         Total
                                    Number of    Comprehensive         Common         Retained  comprehensive stockholders'
                                     Shares      Income (Loss)          Stock         Earnings      Loss         Equity
                                 --------------  ---------------       ---------      -------- -------------- -------------
Balances at January 1, 1997             782,920                  $  9,799,601   $     648,200  $           -  $  10,447,801
Net income and comprehensive income           -  $   1,741,799              -       1,741,799              -      1,741,799
                                                 =============
1,741,799
Two-for-one stock split                 782,920                             -               -              -              -
Amortization of stock
   compensation                               -                             -          36,044              -         36,044
Transfer                                      -                     2,100,000      (2,100,000)             -              -
                                 --------------                 -------------   -------------  -------------  -------------
Balances at December 31, 1997         1,565,840                    11,899,601         326,043              -     12,225,644
Comprehensive income:
   Net income                                 -  $   1,182,487              -       1,182,487              -      1,182,487
   Other comprehensive loss -
     Unrealized holding gains
     arising during the period
     on investment securities
     of approximately $69,000
     (net of income taxes of
     approximately $44,000) net
     of reclassification
     adjustment for gains
     included in net income of
     approximately $70,000 (net
     of income taxes of
     approximately $44,000)                   -         (1,121)             -               -         (1,121)        (1,121)
                                                 -------------
Comprehensive income                          -  $   1,181,366              -               -              -              -
                                                 =============
Three-for-one stock split             3,131,680                             -               -              -              -
Amortization of stock
   compensation                               -                             -          21,598              -         21,598
Stock options exercised                 100,480                        96,133               -              -         96,133
Income tax benefit of
   stock options exercised                    -                       318,526               -              -        318,526
                                 --------------                 -------------   -------------  -------------  -------------
Balances at December 31, 1998         4,798,000                    12,314,260       1,530,128         (1,121)    13,843,267
Comprehensive income:
   Net income                                 -  $   1,241,427              -       1,241,427              -      1,241,427
   Other comprehensive loss -
     unrealized losses on investment
     securities available-for-sale,
     net of income taxes of
     approximately $299,000                   -       (480,843)             -               -       (480,843)      (480,843)
                                                 -------------
Comprehensive income                          -  $     760,584              -               -              -              -
                                                 =============
Amortization of stock
   compensation                               -                             -          15,720              -         15,720
Stock options exercised                  39,740                        42,505               -              -         42,505
Income tax benefit of stock
   options exercised                          -                        94,594               -              -         94,594
                                 --------------                 -------------   -------------  -------------  -------------
Balances at December 31, 1999         4,837,740                 $  12,451,359   $   2,787,275  $    (481,964) $  14,756,670
                                 ==============                 =============   =============  =============  =============

                             See accompanying notes.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  Years ended December 31, 1999, 1998 and 1997


                                                                       1999             1998              1997
                                                                  --------------    -------------    ---------------
Cash flows from operating activities:
   Net income                                                     $    1,241,427    $   1,182,487    $    1,741,799
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       Depreciation                                                      313,452          205,917           166,846
       Amortization of premium (accretion of discount)
         on investment securities, net                                  (105,898)        (100,655)           33,323
       Dividends on Federal Home Loan Bank stock                        (276,500)        (259,850)         (245,386)
       Loan loss provision                                               640,000        1,652,113         1,731,000
       Gains on sales of investment securities, net                            -         (114,719)          (34,289)
       Provision (credit) for deferred income taxes                     (244,688)        (316,102)           71,134
       Amortization of deferred compensation                              15,720           21,598            36,044
       Decrease (increase) in accrued interest and other assets            6,456          935,134          (934,226)
       Increase (decrease) in accrued interest and other liabilities     466,043           63,977          (194,230)
                                                                  ---------------   -------------    --------------
              Net cash provided by operating activities                2,056,012        3,269,900         2,372,015
Cash flows from investing activities:
   Purchases of investment securities                                (22,777,602)     (10,194,995)         (596,094)
   Proceeds from maturities of investment securities                   5,490,000                -         1,000,000
   Proceeds from sales of investment securities                                -       11,564,017         1,946,449
   Decrease (increase) in interest-bearing deposit with
     Federal Home Loan Bank                                            5,000,000       (6,000,000)                -
   Loan originations, net                                            (14,631,204)      (7,425,703)       (7,497,788)
   Purchases of premises and equipment, net                           (3,474,563)        (392,313)         (138,235)
                                                                  ---------------   -------------    --------------
              Net cash used in investing activities                  (30,393,369)     (12,448,994)       (5,285,668)
Cash flows from financing activities:
   Net increase in deposits                                           13,354,555        6,888,732        11,335,266
   Net borrowings from (payments to) Federal Home Loan Bank             (600,000)       5,845,161                 -
   Proceeds from exercise of stock options                                42,505           96,133                 -
                                                                  --------------    -------------    --------------
              Net cash provided by financing activities               12,797,060       12,830,026        11,335,266
                                                                  --------------    -------------    --------------
Increase (decrease) in cash and cash equivalents                     (15,540,297)       3,650,932         8,421,613
Cash and cash equivalents at beginning of the year                    30,954,025       27,303,093        18,881,480
                                                                  --------------    -------------    --------------

Cash and cash equivalents at end of the year                      $   15,413,728    $  30,954,025    $   27,303,093
                                                                  ==============    =============    ==============

                             See accompanying notes.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999



1.     DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       PRINCIPLES OF CONSOLIDATION

       The accompanying consolidated financial statements include the accounts of Bank of Southern Oregon, and its wholly-owned subsidiaries, McAndrews Commercial Property, Inc. (McAndrews) and PremierWest Bancorp (PremierWest) (collectively, "the Bank"). McAndrews owns certain bank premises. PremierWest was organized effective November 26, 1999 to become the holding company of Bank of Southern Oregon. Management expects that during the second quarter of 2000 there will be a direct share exchange between Bank of Southern Oregon and PremierWest, whereby PremierWest will become the holding company for Bank of Southern Oregon and McAndrews. (In addition, see Note 18 regarding the pending merger with United Bancorp.) All significant intercompany accounts and transactions have been eliminated in consolidation.

       DESCRIPTION OF BUSINESS

       The Bank conducts a general banking business and primarily operates in one business segment. Its activities include the usual lending and deposit functions of a commercial bank: commercial, real estate, installment and mortgage loans; checking and savings accounts; automated teller machines (ATMs) and safe deposit facilities.

       METHOD OF ACCOUNTING

       The Bank prepares its consolidated financial statements in conformity with generally accepted accounting principles and prevailing practices within the banking industry. The Bank utilizes the accrual method of accounting which recognizes income when earned and expenses when incurred. The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expenses during the reporting periods. Actual results could differ from those estimates.

       CASH AND CASH EQUIVALENTS

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits with Federal Home Loan Bank, federal funds sold (which are generally sold for one-day periods) and securities purchased under agreements to resell.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999



1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Securities purchased under agreements to resell are generally overnight investments fully collateralized by U.S. government securities.

       The Bank maintains balances in correspondent bank accounts which, at times, may exceed federally insured limits. Management believes that its risk of loss associated with such balances is minimal due to the financial strength of the correspondent banks. The Bank has not experienced any losses in such accounts.

       SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

       During 1999 and 1998, noncash transactions resulted from unrealized losses on investment securities available-for-sale, net of income taxes and the income tax benefit of stock options exercised, as disclosed in the accompanying consolidated statements of changes in stockholders' equity. In addition, noncash transactions related to transfers of loans to other real estate totaled approximately $1,136,000, $73,000 and $257,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

       During 1999, 1998 and 1997, the Bank paid approximately $4,834,000, $4,950,000 and $4,219,000, respectively, in interest expense.

       INVESTMENT SECURITIES

       Investment securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

       Investment securities that are purchased and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in noninterest income. The Bank had no trading securities as of December 31, 1999 or 1998.

       Investment securities that are not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income or loss, net of income taxes.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999



1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       Gains or losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts on available-for-sale securities are recognized in interest income using the interest method over the period to maturity.

       Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary would result in write-downs of the individual securities to their fair value. The related write-downs would be included in earnings as realized losses.

       FEDERAL HOME LOAN BANK STOCK

       The Bank's investment in Federal Home Loan Bank (FHLB) stock is carried at par value, which approximates fair value. As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specific percentages of its outstanding mortgages, total assets or FHLB advances. At December 31, 1999, the Bank's minimum required investment was approximately $483,000. The Bank may request redemption at par value of any FHLB stock in excess of the minimum required investment. Stock redemptions are at the discretion of FHLB.

       LOANS

       Loans are stated at the amount of unpaid principal, reduced by any deferred loan fees and reserve for loan losses. The reserve for loan losses represents management's recognition of the assumed risks of extending credit and the quality of the existing loan portfolio. The reserve is established to absorb known and inherent losses in the loan portfolio as of the balance sheet date. The reserve is maintained at a level considered adequate to provide for probable loan losses based on management's assessment of various factors affecting the portfolio. Such factors include historical loss experience; review of problem loans; underlying collateral values and guaranties; current economic conditions; legal representation regarding the outcome of pending legal action for collection of loans and related loan guaranties; and an overall evaluation of the quality, risk characteristics and concentration of loans in the portfolio. The reserve is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The reserve is increased by provisions charged to operations and reduced by loans charged-off, net of recoveries.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999



1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       The Bank considers loans to be impaired when management believes that it is probable that all amounts due will not be collected according to the contractual terms. An impaired loan must be valued using the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price or the estimated fair value of the loan's underlying collateral or related guaranty. The Bank primarily measures impairment on all large balance nonaccrual loans (typically commercial and commercial real estate loans) based on the estimated fair value of the underlying collateral or related guaranty. In certain other cases, impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. Amounts deemed impaired are either specifically allocated for in the reserve for loan losses or reflected as a partial charge-off of the loan balance. Smaller balance homogeneous loans (typically installment loans) are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual installment loans for impairment disclosures. Generally, the Bank evaluates a loan for impairment when it is placed on nonaccrual status. All of the Bank's impaired loans at December 31, 1999 and 1998 were on nonaccrual status.

       The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to make payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

       Loan origination and commitment fees, net of certain direct loan origination costs, are generally recognized as an adjustment of the yield of the related loan.

       Interest income on all loans is accrued as earned on the simple interest method.

       Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's reserve for loan losses. Such agencies may require the Bank to recognize additions to the reserve based on their judgment of the information available to them at the time of their examinations.

       PREMISES AND EQUIPMENT

       Premises and equipment are stated at cost, less accumulated depreciation. Depreciation on premises and equipment is computed on the straight-line method over the estimated useful lives of the assets.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       OTHER REAL ESTATE

       Other real estate, acquired through foreclosure or deeds in lieu of foreclosure, is carried at the lower of cost or estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Holding costs, subsequent write-downs to net realizable value, if any, or any disposition gains or losses are included in noninterest income and expense. Other real estate at December 31, 1999 and 1998 totaled approximately $1,209,000 and $73,000, respectively.

       STOCKHOLDERS' EQUITY

       The Bank, as a state-chartered bank, is prohibited from declaring or paying any dividend in an amount greater than retained earnings.

       During 1998 and 1997, the Bank declared stock splits. Basic and diluted earnings per common share (see Note 11) and the stock option plan information (see Note 14) have been adjusted to give retroactive effect to the stock splits.

       ADVERTISING

       Advertising costs are generally charged to expense during the year in which they are incurred.

       INCOME TAXES

       Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

       RECENTLY ISSUED ACCOUNTING STANDARDS

       In June 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 137 (SFAS No. 137), "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," an amendment of SFAS No. 133, which establishes accounting and reporting

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

       standards for derivative instruments and hedging activities and requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. SFAS No. 133, as amended by SFAS No. 137, is effective for all quarterly and annual financial statements of fiscal years beginning after June 15, 2000. The Bank had no significant derivatives as of December 31, 1999, nor does the Bank engage in any hedging activities. Accordingly, the Bank does not anticipate that the adoption of SFAS No. 133, as amended by SFAS No. 137, will have a material effect on its consolidated financial position or results of operations.

       RECLASSIFICATIONS

       Certain amounts in 1998 and 1997 have been reclassified to conform with the 1999 presentation.

2.     CASH AND DUE FROM BANKS

       The Bank is required to maintain an average reserve balance (approximately $600,000 and $683,000 at December 31, 1999 and 1998, respectively) with the Federal Reserve Bank or maintain such reserve balance in the form of cash. This requirement was met by holding cash and maintaining an average reserve balance with the Federal Reserve Bank in excess of this amount.

3.     INVESTMENT SECURITIES AVAILABLE-FOR-SALE

       Investment securities available-for-sale at December 31, 1999 and 1998 consisted of the following:

                                                                    Gross             Gross
                                               Amortized         unrealized        unrealized          Estimated
                                                 cost               gains            losses           fair value
                                           ----------------   ---------------   ----------------   ----------------
       1999
       U.S. Government agency
         securities                        $     22,826,663   $             -   $       (781,464)  $     22,045,199
                                           ================   ===============   ================   ================

       1998
       U.S. Treasury securities            $      2,378,622   $           216   $              -   $      2,378,838
       FHLB Agency Bond                           3,054,541                 -             (1,337)         3,053,204
                                           ----------------   ---------------   ----------------   ----------------
                                           $      5,433,163   $           216   $         (1,337)  $      5,432,042
                                           ================   ===============   ================   ================

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


3.     INVESTMENT SECURITIES AVAILABLE-FOR-SALE (CONTINUED)

       No gains or losses were realized on sales of investment securities in 1999. Gross gains of approximately $129,000 and gross losses of approximately $14,000 were realized on sales of investment securities in 1998. Gross gains of approximately $34,000 were realized on sales of investment securities in 1997. There were no gross losses on sales of investment securities in 1997. The provision for income taxes applicable to the net gains on sales of investment securities was approximately $44,000 and $12,000 in 1998 and 1997, respectively.

       Investment securities available-for-sale with an estimated fair value of approximately $4,656,000 and $5,432,000 at December 31, 1999 and 1998,
       respectively, were pledged to secure public deposits and for other purposes as required or permitted by law. In addition, an investment security available-for-sale with an estimated fair value of approximately $5,066,000 was pledged to secure FHLB borrowings as of December 31, 1999 (see Note 8).

       All investment securities available-for-sale at December 31, 1999 are due after one year through five years. However, expected maturities will differ from contractual maturities, because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

4.     LOANS

       Loans at December 31, 1999 and 1998 consisted of the following:

                                                                                      1999                1998
                                                                             ------------------  ------------------
       Commercial                                                            $       22,303,499  $       30,599,262
       Real estate - construction                                                    25,415,581          24,879,565
       Real estate - other                                                           60,757,825          39,036,714
       Consumer installment                                                           3,590,884           4,419,803
       Other                                                                            442,494             582,179
                                                                             ------------------  ------------------
                                                                                    112,510,283          99,517,523
       Less:
         Reserve for loan losses                                                      2,396,495           2,278,171
         Deferred loan fees                                                             484,874             465,998
                                                                             ------------------  ------------------
                                                                                      2,881,369           2,744,169
                                                                             ------------------  ------------------

       Loans, net                                                            $      109,628,914  $       96,773,354
                                                                             ==================  ==================

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


4.     LOANS (CONTINUED)

       As of December 31, 1999 and 1998, the Bank's market area consisted principally of Jackson County, Oregon and, to a lesser extent, Josephine County, Oregon. A substantial portion of the Bank's loans are collateralized by real estate in this geographic area and, accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in the local market conditions.

5.     RESERVE FOR LOAN LOSSES

       Transactions in the reserve for loan losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                                1999                1998                1997
                                                          -----------------  ------------------  ------------------
       Balance at beginning of year                       $       2,278,171  $       1,078,698   $          936,175
       Loan loss provision                                          640,000          1,652,113            1,731,000
       Loans charged-off                                           (740,155)          (559,356)          (1,616,023)
       Recoveries of loans previously
         charged-off                                                218,479            106,716               27,546
                                                          -----------------  -----------------   ------------------

       Balance at end of year                             $       2,396,495  $       2,278,171   $        1,078,698
                                                          =================  =================   ==================

       At December 31, 1999 and 1998, the Bank had approximately $2,772,000 and $4,946,000, respectively, in impaired loans. Of these impaired loans, approximately $2,772,000 and $4,809,000 had a related valuation allowance of approximately $836,000 and $973,000, respectively. The average recorded investment in impaired loans for 1999, 1998 and 1997 was approximately $4,113,000, $7,200,000 and $2,250,000, respectively.
       Interest income recognized on impaired loans in 1999, 1998 and 1997 was insignificant.

       Loans on nonaccrual status at December 31, 1999 and 1998 were approximately $2,772,000 and $4,946,000, respectively. Interest income which would have been realized on nonaccrual loans had they remained current was approximately $410,000, $720,000 and $250,000 during 1999, 1998 and 1997, respectively. Loans contractually past due 90 days or more on which the Bank continued to accrue interest at December 31, 1999 and 1998 were insignificant. As of December 31, 1999 and 1998, there were no commitments to lend additional funds to borrowers whose loans had been modified.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


6.     PREMISES AND EQUIPMENT

       Premises and equipment at December 31, 1999 and 1998 consisted of the following:

                                                                                    1999                1998
                                                                             ------------------  -------------------
       Land                                                                  $        1,440,151  $          857,651
       Land improvements                                                                230,644             226,385
       Buildings                                                                      3,405,360           1,423,062
       Furniture and equipment                                                        2,119,216           1,349,031
                                                                             ------------------  ------------------
                                                                                      7,195,371           3,856,129
       Less accumulated depreciation                                                  1,126,455             948,324
                                                                             ------------------  ------------------
       Premises and equipment, net                                           $        6,068,916  $        2,907,805
                                                                             ==================  ==================

7.     TIME CERTIFICATES OF DEPOSIT

       Time certificates of deposit in excess of $100,000 aggregated approximately $14,560,000 and $14,556,000 at December 31, 1999 and 1998,
       respectively. Interest expense on time certificates of deposit in excess of $100,000 was approximately $655,000, $852,000 and $580,000 in 1999,
       1998 and 1997, respectively.

       At December 31, 1999, the scheduled annual maturities of all time certificates of deposit were approximately as follows:

                           2000                         $     34,508,000
                           2001                                8,073,000
                           2002                                1,081,000
                           2003                                  231,000
                           2004                                  212,000
                           Thereafter                              3,000
                                                        ----------------
                                                        $     44,108,000
                                                        ================

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


8.     BORROWING AGREEMENTS

       The Bank participates in the Cash Management Advance Program (the Program) with FHLB. Under the Program, the Bank has available borrowings of approximately $10,800,000 as of December 31, 1999, with interest at FHLB's cash management rate. Borrowings outstanding under the Program are collateralized by a blanket pledge agreement on FHLB stock, any funds on deposit with FHLB, investment securities and loans.

       On August 28, 1998, the Bank borrowed $6,000,000 from FHLB under a promissory note agreement. The promissory note is due August 28, 2008, and the Bank is required to make monthly principal payments of $50,000, plus interest at a fixed rate of 5.82%. The amount of the promissory note outstanding as of December 31, 1999 and 1998, was $5,245,161 and $5,845,161, respectively. As of December 31, 1999, an interest-bearing deposit with FHLB of $1,000,000 and an investment security available-for-sale with an estimated fair value of approximately $5,066,000 were pledged as collateral for the promissory note. As of December 31, 1998, an interest-bearing deposit with FHLB of $6,000,000 was pledged as collateral for the promissory note.

       The Bank also maintains federal funds lines with correspondent banks as a back-up source of liquidity. As of December 31, 1999, the Bank had approximately $4,000,000 of federal funds lines available to draw against on an uncollateralized basis.

9.     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

       In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of amounts recognized in the accompanying consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Bank's involvement in these particular classes of financial instruments. As of December 31, 1999 and 1998, the Bank held no significant derivative financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The distribution of commitments to extend credit approximates the distribution of loans outstanding.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


9.     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS (CONTINUED)

       A summary of the Bank's off-balance sheet financial instruments at December 31, 1999 and 1998 is approximately as follows:

                                                                                    1999                1998
                                                                             ------------------  ------------------

       Commitments to extend credit                                          $       30,666,000  $       18,914,000
       Standby letters of credit                                                      1,286,000           1,841,000
                                                                             ------------------  ------------------
       Total off-balance sheet financial instruments                         $       31,952,000  $       20,755,000
                                                                             ==================  ==================

       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held for other commitments varies but may include accounts receivable, inventory, property and equipment and income-producing commercial properties.

       Standby letters of credit are conditional commitments issued by the Bank to guaranty the performance of a customer to a third party. These guaranties are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held, if any, varies as specified above.

10.    INCOME TAXES

       The provision (credit) for income taxes for the years ended December 31, 1999, 1998 and 1997 was approximately as follows:

                                                                1999                1998                1997
                                                          -----------------  ------------------  ------------------
       Current:
         Federal                                          $         878,345  $          880,400  $          822,200
         State                                                      134,343             183,702              92,666
                                                          -----------------  ------------------  ------------------
                                                                  1,012,688           1,064,102             914,866
       Deferred                                                    (244,688)           (316,102)             71,134
                                                          -----------------  ------------------  ------------------
       Provision for income taxes                         $         768,000  $          748,000  $          986,000
                                                          =================  ==================  ==================

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


10.    INCOME TAXES (CONTINUED)

       The provision for income taxes results in effective tax rates which are different than the federal income tax statutory rate. The nature of the differences for the years ended December 31, 1999, 1998 and 1997 were approximately as follows:

                                                                1999                1998                1997
                                                          -----------------  ------------------  ------------------
       Expected federal income tax at statutory
         rate of 34%                                      $         683,200  $          656,400  $          927,500
       State income taxes, net of federal effect                     88,400              84,900              66,100
       Other, net                                                    (3,600)              6,700              (7,600)
                                                          -----------------  ------------------  ------------------

       Provision for income taxes                         $         768,000  $          748,000  $          986,000
                                                          =================  ==================  ==================

       The components of the net deferred tax assets and liabilities at December 31, 1999 and 1998 were approximately as follows:

                                                                                    1999                1998
                                                                             ------------------  ------------------
       Assets:
         Loan loss provision                                                 $          568,000  $          477,000
         Net unrealized losses on investment
              securities available-for-sale                                             300,000                   -
         Other                                                                           23,000              29,000
                                                                             ------------------  ------------------
              Total deferred tax assets                                                 891,000             506,000

       Liabilities:
         FHLB stock dividends                                                           307,000             204,000
         Accumulated depreciation                                                       110,000              92,000
                                                                             ------------------  ------------------
              Total deferred tax liabilities                                            417,000             296,000
                                                                             ------------------  ------------------

              Net deferred tax assets                                        $          474,000  $          210,000
                                                                             ==================  ==================

       Management believes, primarily based upon the Bank's historical performance, that the net deferred tax assets will be recognized in the normal course of operations and, accordingly, management has not reduced net deferred tax assets by a valuation allowance.

       The Bank made income tax payments of approximately $633,000, $305,000 and $1,460,000 during 1999, 1998 and 1997, respectively.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


11.    BASIC AND DILUTED EARNINGS PER COMMON SHARE

       The Bank's basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding during the period. The Bank's diluted earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding plus dilutive common shares related to stock options.

       The numerators and denominators used in computing basic and diluted earnings per common share for the years ended December 31, 1999, 1998 and 1997 can be reconciled as follows:

                                                                        Net
                                                                      income           Shares           Per-share
                                                                    (numerator)     (denominator)        amount
                                                                  --------------    -------------    ----------
       1999
       ----

       Basic earnings per common share -
         Income available to common stockholders                  $    1,241,427        4,815,612    $         0.26
                                                                                                     ==============
       Effect of assumed conversion of stock options                           -          149,469
                                                                  --------------    -------------

       Diluted earnings per common share                          $    1,241,427        4,965,081    $         0.25
                                                                  ==============    =============    ==============

       1998
       ----

       Basic earnings per common share -
         Income available to common stockholders                  $    1,182,487        4,747,760    $         0.25
                                                                                                     ==============
       Effect of assumed conversion of stock options                           -          238,048
                                                                  --------------    -------------

       Diluted earnings per common share                          $    1,182,487        4,985,808    $         0.24
                                                                  ==============    =============    ==============

       1997
       ----

       Basic earnings per common share -
         Income available to common stockholders                  $    1,741,799        4,697,520    $         0.37
                                                                                                     ==============
       Effect of assumed conversion of stock options                           -          198,967
                                                                  --------------    -------------

       Diluted earnings per common share                          $    1,741,799        4,896,487    $         0.36
                                                                  ==============    =============    ==============

12.    TRANSACTIONS WITH RELATED PARTIES

       Some of the officers and directors (and the companies with which they are associated) are customers of, and have had banking transactions with, the Bank in the ordinary course of the Bank's business. In addition, the Bank expects to continue to have such banking

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


12.    TRANSACTIONS WITH RELATED PARTIES

       transactions in the future. All loans and commitments to loan to such parties are generally made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present any other unfavorable features.

       An analysis of activity with respect to loans to directors and officers of the Bank for the year ended December 31, 1999 was as follows:

                    Balance at December 31, 1998            $        3,659,664
                    Additions                                        3,492,519
                    Repayments                                      (2,590,865)
                                                            ------------------

                    Balance at December 31, 1999            $        4,561,318
                                                            ==================

13.    401(K) PROFIT SHARING PLAN

       The Bank maintains a 401(k) profit sharing plan (the Plan) that covers substantially all full-time employees over 18 years of age. Employees may make voluntary tax-deferred contributions to the Plan, and Bank contributions to the Plan are at the discretion of the Bank's Board of Directors (the Board), not to exceed the amount deductible for federal income tax purposes. Employees vest in the Bank's contributions over a period of seven years. Bank contributions to the Plan which were charged to operations were approximately $45,000, $32,000 and $69,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

14.    STOCK OPTION PLAN

       The Bank has a stock option plan (the Stock Option Plan), whereby the Bank may grant Incentive Stock Options (ISOs) and Non-qualified Stock Options (NSOs).

       The option price of ISOs is the fair market value of the Bank's common stock at the date of grant. The option price of NSOs must be at least equal to the book value per share of the Bank's common stock at the date of the Bank's most recently completed fiscal year. All options generally expire in ten years if not exercised; however, the Board has the right to suspend or terminate the Stock Option Plan at any time, except with respect to the remaining options outstanding.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


14.    STOCK OPTION PLAN (CONTINUED)

       SFAS No. 123, "Accounting for Stock-Based Compensation," (SFAS No. 123) requires companies, such as the Bank, that use the intrinsic value method to account for employee stock options to provide pro forma disclosures of the net income and earnings per share effect of applying the fair value-based method of accounting for stock options. The effect of applying the fair value-based method to stock options granted in the years ended December 31, 1999 and 1998 resulted in an estimated weighted-average grant date fair value of $4.22 and $2.40, respectively. There were no stock options granted in 1997. Had compensation cost been determined based on the fair value of the options at the date of grant, the Bank's proforma net income, pro forma basic earnings per common share and pro forma diluted earnings per common share would have been as follows:

                                                                       1999             1998              1997
                                                                  --------------    -------------    --------------

       Net income                                As reported      $    1,241,427    $   1,182,487    $    1,741,799
                                                 Pro forma             1,160,393        1,089,884         1,730,366

       Basic earnings per common share           As reported      $         0.26    $        0.25    $         0.37
                                                 Pro forma                  0.24             0.23              0.37

       Diluted earnings per common share         As reported      $         0.25    $        0.24    $         0.36
                                                 Pro forma                  0.23             0.22              0.35

       The Bank used the Black-Scholes option-pricing model with the following weighted-average assumptions to value options granted:

                                                                                        1999              1998
                                                                                    -------------    ---------

       Dividend yield                                                                          0%                0%
       Expected volatility                                                                  37.0%             27.9%
       Risk-free interest rate                                                               6.3%              4.6%
       Expected option lives                                                              7 years           5 years

       Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, the proforma effects for 1999, 1998 and 1997 may not be representative of the effects on reported results in future years.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


14.    STOCK OPTION PLAN (CONTINUED)

       At December 31, 1999, 163,230 shares reserved under the Stock Option Plan were available for future grant. Activity related to the Stock Option Plan for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                1999                      1998                       1997
                                      ------------------------  ------------------------  -------------------------
                                                    Weighted                   Weighted                  Weighted
                                                     average                    average                   average
                                        Options     exercise       Options     exercise      Options     exercise
                                      outstanding     price      outstanding     price     outstanding     price
                                      -----------  -----------  ------------ -----------  ------------  -----------
         Balance at beginning
           of year                        361,240  $      4.14      311,220  $      0.99      315,420   $      1.00
         Granted                           25,000         8.25      156,260         8.20            -             -
         Exercised                        (39,740)        1.07     (100,480)        0.86            -             -
         Forfeited                         (2,700)        4.73       (5,760)        1.47       (4,200)         1.07
                                      -----------               -----------               -----------
         Balance at end of year           343,800  $      4.79      361,240  $      4.14      311,220   $      0.99
                                      ===========  ===========  ===========  ===========  ===========   ===========

       Compensation expense for NSOs is recognized over the vesting period based on the difference between the option price and the fair value of the stock options at the date of grant. Compensation expense for the years ended December 31, 1999, 1998 and 1997 was approximately $16,000, $22,000 and $36,000, respectively.

       Information regarding the number, weighted-average exercise price and weighted-average remaining contractual life of options by range of exercise price at December 31, 1999 is as follows:

                                                    Options Outstanding                   Exercisable Options
                                        --------------------------------------------  ----------------------------
                                                                         Weighted-
                                                          Weighted-       average                       Weighted-
                                                           average       remaining                       average
               Exercise                    Number of      exercise      contractual      Number of      exercise
              price range                   options         price      life (years)       options         price
          ------------------            -------------  --------------  -------------  -------------  -------------

          $     0.81                           84,000  $         0.81          2             84,000  $        0.81
                1.07                           56,220            1.07          4             56,220           1.07
                1.75                           23,820            1.75          6             11,412           1.75
                7.12                            4,760            7.12          8                952           7.12
                8.25                          175,000            8.25          8                  -           8.25
                                        -------------                                 -------------
                                              343,800  $         4.79        5.8            152,584  $        1.02
                                        =============  ==============      =====      =============  =============

       Exercisable options as of December 31, 1998 and 1997 totaled 172,052 and 248,724, respectively.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


15.    CONTINGENCIES

       In the ordinary course of business, the Bank becomes involved in various litigation arising from normal banking activities. In the opinion of management, the ultimate disposition of these actions will not have a material adverse effect on the Bank's consolidated financial position or results of operations at December 31, 1999.

16.    ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

       The following disclosures are made in accordance with the provisions of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" (SFAS No. 107), which requires the disclosure of fair value information about financial instruments where it is practicable to estimate that value.

       In cases where quoted market values are not available, the Bank primarily uses present value techniques to estimate the fair values of its financial instruments. Valuation methods require considerable judgment, and the resulting estimates of fair value can be significantly affected by the assumptions made and methods used. Accordingly, the estimates provided herein do not necessarily indicate amounts which could be realized in a current market exchange.

       In addition, as the Bank normally intends to hold the majority of its financial instruments until maturity, it does not expect to realize many of the estimated amounts disclosed. The disclosures also do not include estimated fair value amounts for items which are not defined as financial instruments but which have significant value. These include such off-balance sheet items as core deposit intangibles. The Bank does not believe that it would be practicable to estimate a representational fair value for these types of items as of December 31, 1999 and 1998.

       Because SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements, any aggregation of the fair value amounts presented would not represent the underlying value of the Bank.

       The Bank used the following methods and assumptions to estimate the fair value of its financial instruments:

           CASH AND CASH EQUIVALENTS: The carrying amount approximates the estimated fair value of these instruments.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


16.    ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

           INVESTMENT SECURITIES AVAILABLE-FOR-SALE: The market value of investment securities available-for-sale, which is based on quoted market values or the market values for comparable securities, represents estimated fair value.

           INTEREST-BEARING DEPOSIT WITH FHLB: The carrying amount approximates the estimated fair value.

           FHLB STOCK: The carrying amount approximates the estimated fair value.

           LOANS: The estimated fair value of loans is calculated by discounting the contractual cash flows of the loans using December 31, 1999 and 1998 origination rates. The resulting amounts are adjusted to estimate the effect of changes in the credit quality of borrowers since the loans were originated.

           DEPOSITS: The estimated fair value of demand deposits, consisting of checking, savings and certain interest-bearing demand deposit accounts, is represented by the amounts payable on demand. The estimated fair value of certificates of deposit is calculated by discounting the scheduled cash flows using the December 31, 1999 and 1998 rates offered on these instruments.

           FHLB BORROWINGS: The estimated fair value of FHLB borrowings is calculated by discounting the scheduled cash flows using quoted rates from FHLB as of December 31, 1999 and 1998.

           OFF-BALANCE SHEET FINANCIAL INSTRUMENTS: The estimated fair value of off-balance sheet financial instruments (primarily commitments to extend credit) is determined based on fees currently charged for similar commitments. Management estimates that these fees approximate $230,000 and $142,000 as of December 31, 1999 and 1998, respectively.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


16.    ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)

       The estimated fair values of the Bank's significant on-balance sheet financial instruments at December 31, 1999 and 1998 were as follows:

                                                          1999                                 1998
                                           ----------------------------------   -----------------------------------
                                               Carrying           Estimated         Carrying           Estimated
                                                 value           fair value           value           fair value
                                           ----------------   ---------------   ----------------   ----------------
         Financial assets:
           Cash and cash equivalents       $     15,413,728   $    15,414,000    $    30,954,025   $     30,954,000
           Investment securities
              available-for-sale                 22,045,199        22,045,000          5,432,042          5,432,000
           Interest-bearing deposit with
              FHLB                                1,000,000           996,000          6,000,000          6,000,000
           FHLB stock                             3,880,700         3,881,000          3,604,200          3,604,000
           Loans, net                           109,628,914       109,357,000         96,773,354         98,065,000
         Financial liabilities:
           Deposits                             139,984,212       139,956,000        126,629,657        124,959,000
           FHLB borrowings                        5,245,161         4,990,000          5,845,161          5,845,000

17.    REGULATORY MATTERS

       The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined in the regulations) to average assets (as defined), and Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Management believes that as of December 31, 1999 and 1998, the Bank met or exceeded all relevant capital adequacy requirements.

                    BANK OF SOUTHERN OREGON AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 1999


17.    REGULATORY MATTERS (CONTINUED)

       As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt correction action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since the notification from the regulators that management believes would change the Bank's regulatory capital categorization.

       The Bank's actual and required capital amounts and ratios are presented in the following table (dollars in thousands):

                                                                                           Regulatory minimum
                                                                                         to be "well capitalized"
                                                                Regulatory minimum to be  under prompt correc-
                                               Actual           "adequately capitalized"  tive action provisions
                                      ------------------------  ------------------------  ----------------------
                                        Amount        Ratio        Amount        Ratio       Amount        Ratio
                                      -----------  -----------  -----------  -----------  -----------   --------
       December 31, 1999:
       Tier 1 capital (to average assets) $15,238      9.5%         $ 6,421       4.0%        $ 8,026       5.0%
       Tier 1 capital
         (to risk-weighted assets)         15,238     11.9            5,125       4.0           7,688       6.0
       Total capital
         (to risk-weighted assets)         16,849     13.1           10,251       8.0          12,814      10.0
       December 31, 1998:
       Tier 1 capital (to average assets)  13,842      9.9            5,593       4.0           6,991       5.0
       Tier 1 capital
         (to risk-weighted assets)         13,842     11.3            4,900       4.0           7,350       6.0
       Total capital
         (to risk-weighted assets)         16,121     13.2            9,800       8.0          12,250      10.0

18.    PENDING MERGER

       Effective October 7, 1999, the Bank entered into a definitive agreement to acquire United Bancorp and its wholly-owned subsidiary, Douglas National Bank (collectively, "United"). As part of the proposed merger, the Bank will reorganize as a subsidiary of PremierWest. Under the terms of the definitive agreement, United shareholders will receive approximately 1.97 shares of PremierWest for each share of United common stock. The proposed merger is expected to be accounted for as a pooling-of-interests to be consummated in the second quarter of 2000.

       In accordance with generally accepted accounting principles, as of December 31, 1999, the Bank has capitalized approximately $87,000 of costs incurred to effect the proposed merger. All merger-related costs will be expensed in the period that the merger is consummated.